As filed with the Securities and Exchange Commission on May 7, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XM Satellite Radio Inc.

(Exact name of registrant as specified in its charter)

Delaware	4899	54-1805102
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1500 Eckington Place, NE

Washington, DC 20002-2194

(202) 380-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

XM Satellite Radio Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	4899	54-1878819
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1500 Eckington Place, NE

Washington, DC 20002-2194

(202) 380-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph M. Titlebaum

Executive Vice President, General Counsel and Secretary

XM Satellite Radio Holdings Inc.

1500 Eckington Place, NE

Washington, DC 20002

(202) 380-4000

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copies to:

Steven M. Kaufman, Esq.

Hogan & Hartson L.L.P.

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Note		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Senior Secured Floating Rate Notes due 2009	200,000	$1,000	(1)	$200,000,000	$25,340

Guarantees on Senior Secured Floating Rate Notes due 2009(2)	—	—		—	—	(3)

(1)	Calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, and based upon the book value of the Senior Secured Floating Rate Notes due 2009 sought in exchange.
(2)	XM Satellite Radio Holdings Inc. is the parent of XM Satellite Radio Inc. and has guaranteed the notes being registered.
(3)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion

Prospectus

$200,000,000

XM SATELLITE RADIO INC.

XM SATELLITE RADIO HOLDINGS INC.

OFFER TO EXCHANGE ALL OUTSTANDING

SENIOR SECURED FLOATING RATE NOTES DUE 2009

GUARANTEED BY XM SATELLITE RADIO HOLDINGS INC.

FOR SENIOR SECURED FLOATING RATE NOTES DUE 2009

GUARANTEED BY XM SATELLITE RADIO HOLDINGS INC.

AND REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

Interest Payable February 1, May 1, August 1 and November 1,

Commencing August 1, 2004.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2004 UNLESS EXTENDED.

•	We hereby offer to exchange all outstanding notes that are validly tendered and not withdrawn for an equal amount of a new series of notes that are registered under the Securities Act of 1933.

•	The exchange offer will expire at 5:00 P.M., New York City time, on , 2004, unless extended.

•	The exchange is subject to customary conditions, including that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•	You may withdraw your tender of your outstanding notes at any time before the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the exchange notes to be issued are substantially identical to the outstanding notes, except they are registered under the Securities Act of 1933 and are therefore fully transferable.

•	You may only tender your outstanding notes in denominations of $1,000 and multiples of $1,000.

•	The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

Please see “ Risk Factors” beginning on page 17, which includes risk factors incorporated herein by reference to our Annual Report on Form 10-K, filed with the SEC on March 15, 2004, for a discussion of certain factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2004

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not taken nor will we take any action in any jurisdiction to permit a public offering of the exchange notes or the possession or distribution of this prospectus other than in the United States.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This prospectus incorporates by reference certain business and financial information about us that is not included in or delivered with this document. You may obtain copies of the documents incorporated by reference in this document, without charge, by writing us at the following address or calling us at the following telephone number:

XM Satellite Radio

1500 Eckington Place, NE

Washington, DC 20002-2194

(202) 380-4000

Attention: General Counsel

To obtain timely delivery of documents requested, you must request the information no later than five business days prior to the expiration date for the exchange offer.

ii

SUMMARY

This prospectus should be read carefully before any decision is made with respect to the notes. The following summary therefore is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this prospectus, including the section entitled “Risk Factors.” Unless otherwise noted, the terms “we,” “our,” “us,” “XM” and “Holdings” refer to XM Satellite Radio Holdings Inc. (parent of XM Satellite Radio Inc.) and its subsidiaries. “Inc.” refers to XM Satellite Radio Inc., the issuer of the notes.

Our Business

We are America’s leading satellite radio service company, providing music, entertainment and information programming for reception by vehicle, home and portable radios nationwide to over 1.68 million subscribers as of March 31, 2004. XM’s 2004 lineup includes more than 120 channels of music, news, talk, sports and children’s programming for a monthly subscription fee and one premium channel for an additional fee. We believe XM Radio appeals to consumers because of our innovative and diverse programming, nationwide coverage commercial-free music channels and digital sound quality. Based on our surpassing 1 million subscribers in 2003, we believe we are the second fastest mass market technology product to achieve 1 million subscribers (according to Greystone Communications, Yankee Group).

In February 2004, we launched our 2004 channel line-up featuring 68 commercial-free music channels; 32 news, sports, talk and variety channels; and, as of March 2004, 15 instant traffic and weather channels reporting continuously updated information from major markets such as New York, Los Angeles, Chicago and Washington, DC. We plan to expand the number of local traffic and weather channels we offer to 21 later in 2004. These channels will be offered to subscribers as part of the basic monthly service fee. We also announced that XM Radio will be available on JetBlue and AirTran airplanes beginning in fall 2004.

Our targeted market is the over 200 million registered vehicles in the United States along with over 100 million TV households in the United States. Since our nationwide launch on November 12, 2001, we have built our subscriber base through multiple distribution channels, including an exclusive factory-installation distribution arrangement with General Motors and arrangements with other automotive manufacturers, car audio dealers and national electronics retailers. XM Radio is currently available in over 80 new vehicle models.

Through an exclusive arrangement with us, General Motors, a major investor in our company, currently offers XM Radio in 43 vehicle lines of the 2004 model year, including passenger cars, light trucks and SUVs. GM factory installs the XM Radio option in Buick, Cadillac, Chevrolet, GMC, Pontiac and Saturn brand vehicles. For the 2005 model year, General Motors has announced plans to expand the XM Radio, factory-installed, option to over 50 vehicle lines including HUMMER, Buick, Cadillac, Chevrolet, GMC, Pontiac and Saturn brand vehicles. GM recently commemorated its one-millionth XM-equipped vehicle during an event at their Detroit world headquarters in February 2004. Honda, a major investor in our company, currently offers XM Radio in the Accord EX, Acura RL and Acura TL as a factory-installed feature and in the Pilot, S2000 and other Accord models as a dealer-installed option. We expect Honda and Acura to factory install over 200,000 2004 model year vehicles. Toyota/Lexus/Scion, Nissan/Infiniti, Isuzu and Volkswagen/Audi offer XM Radio as a dealer-installed option in numerous popular makes and models, including the Toyota Camry Solara Coupe and Scion xA and xB, the Lexus LS 430, Nissan Pathfinder and Titan, Infiniti G35 and FX45, the Audi A4, S4, A6 and allroad quattro, and the Volkswagen Beetle. Broad distribution of XM Radio through the new automobile market is a central element of our business strategy.

From our nationwide launch through the end of the third quarter of 2002, distribution of our product was almost exclusively through the aftermarket (the sale of radios by consumer electronics retailers and others for installation in automobiles after purchase) and we continue to promote XM Radio actively in this market. Although it varies from quarter to quarter, our subscriber additions in 2003 were approximately 50% from automotive manufacturers and approximately 50% from aftermarket retailers. XM radios are available under the Delphi, Pioneer, Alpine and Sony brand names at national consumer electronics retailers, such as Best Buy, Circuit City, Wal-Mart and other national and regional retailers.

As part of our strategy to make XM Radio available everywhere, we have also created brand awareness through the many ways in which potential subscribers can experience the XM service. The XM radios in General Motors’ vehicles come pre-activated with service so GM’s dealers can offer the XM experience to new car prospects during vehicle test drives and to new car purchasers during the vehicle delivery process. The XM service is available as a trial to GM new vehicle buyers, and GM’s own internal research indicates that GM vehicle buyers provide demonstrations, on average, seven times during the first 60 days of vehicle ownership. XM Radio is also available in approximately 20,000 Avis rental cars. Additionally, XM Radio will be available on Jet Blue and AirTran airplanes beginning in fall 2004. Jet Blue and AirTran serve over 20 million passengers per year.

We have also introduced a wide variety of mass market products that can deliver our service in the automobile, home and portable markets, as well as specific applications such as marine and aviation. After initially focusing on the automobile retail aftermarket and the automobile factory-installed market, the opening up of the home and portable market is the third major element of our marketing strategy to increase the availability of XM Radio across new markets.

In the fall of 2002, Delphi introduced the XM SKYFi, a plug-and-play device available for use in the car, at home or in a portable “boombox” that offers an enhanced display and attractive pricing. At the 2003 Consumer Electronics Show, the SKYFi audio system was named a finalist for the Best of CES award. In October 2003, Delphi introduced the XM Roady, the industry’s smallest satellite radio that offers a complete satellite radio system for vehicles in one simple, easy to install package that retails for a cost less than the XM SKYFi. Also in October 2003, we introduced the XM Commander, an all-in-one receiver package that works with nearly all AM/FM car stereos, regardless of make, brand or year, and is sized and styled to integrate with the dashboard of most vehicles, including luxury cars. In November 2003, we introduced XM Direct, an ultra-compact XM tuner module for car stereos that can be connected to any satellite-radio-ready car stereo with adaptors developed and distributed by third parties. We expect that XM Direct will be particularly attractive to OEM dealers of a wide variety of satellite-radio-ready cars. In December 2003, Alpine introduced the industry’s first in-dash CD receiver with an integrated XM tuner, the CDA-9820XM, which eliminates the need for a separate XM tuner for easier installation and delivers high quality sound performance. These new products represent the second generation of XM Radios, reflecting enhanced features and a significantly lower price to consumers.

In addition to these products for the automobile market, we have introduced products specifically targeted at the home and portable markets. In April 2003, we introduced the XM PCR, the first satellite radio receiver designed for personal computers, and in August 2003, Audio Design Associates introduced the Tune Suite, the first high-end, multizone home audio system to feature XM Satellite Radio. In December 2003, Delphi introduced the Delphi CD Audio System, the industry’s first boombox capable of playing AM/FM radio, XM radio, compact discs and MP3 files. We believe that these products along with the best-selling SKYFi radio will continue to open up new markets beyond the traditional automobile market and increase the penetration of XM Radio. Finally, in addition to the automobile, home and portable markets, we have also worked with manufacturers to develop radios for specific applications such as the marine and aviation markets to further enhance the availability of XM Radio. Our XM WX satellite weather service is a real-time graphical data weather service provided to the marine and aviation markets.

We believe, based on our experience in the marketplace, surveys, work with focus groups and market data, that there is a significant market for XM Radio. Over 75% of the entire United States population age 12 and older listens to the radio daily, and over 94% listens to the radio weekly. However, many radio listeners have access to only a limited number of radio stations and listening formats offered by traditional AM/FM radio.

We believe we offer our consumers a unique listening experience by providing diverse programming, coast-to-coast coverage, commercial free music channels and clear sound with our digital signals. In February 2004, our channel lineup began featuring additional 100% commercial free channels, including all 68 of our music channels, and as of March 2004 also features 15 channels of instant traffic and weather, expanding to 21 channels by the end of 2004. Our channels include diverse programming designed to appeal to a large audience, and to specific groups that our research has shown are most likely to subscribe to our service, including urban and rural listeners of virtually all ages. We have original music and talk channels created by our in-house programming unit as well as channels created by well-known providers of brand name programming, including our exclusive MTV, VH1 and NASCAR channels, as well as ESPN Radio, Radio Disney, CNN, CNBC, MSNBC, Discovery, Fox News, E! and Clear Channel. We have a team of experienced programming professionals with a successful record of introducing new radio formats and building local and national listenership. Recently, we debuted America Left and America Right, two new talk radio channels dedicated to progressive and conservative political viewpoints, respectively.

In addition to our subscription fee, we generate revenues from sales of limited advertising time on our talk, entertainment and variety channels. Advertisers on the XM network include JC Penney, Radio Shack, Allstate, Autozone, Pfizer, Anheuser-Busch and ABC Networks. Although our new channel lineup has 100% commercial free music channels, we are selling advertising time on our 21 new instant traffic and weather channels.

We transmit the XM Radio signal throughout the continental United States from our two satellites XM Rock and XM Roll. We are planning to launch our spare satellite, presently being modified, in late 2004 as part of a plan to address a solar power anomaly in our existing satellites initially identified in late 2001. We have contracted for a fourth satellite, to serve as a ground spare and to be launched around the 2007 timeframe to replace XM Rock and XM Roll. We also have a network of approximately 800 terrestrial repeaters, which receive and re-transmit the satellite signals in 60 cities to augment our satellite signal coverage where it might otherwise be affected by buildings, tunnels or terrain. We hold one of only two licenses issued by the Federal Communications Commission to provide satellite digital audio radio service in the United States.

We have raised $2.6 billion of equity and debt net proceeds from investors and strategic partners to fund our operations from inception through January 2004. In 2003, we raised net proceeds of $601 million. This includes $150 million of net proceeds from the sale of Class A common stock in September 2003 and $66 million of net proceeds from the sale of Class A common stock through our Direct Stock Purchase Program. This also includes $179 million of net proceeds (including amounts related to the over-allotment option) from the sale of 12% senior secured notes due 2010 in June 2003 and $206 million of net funds raised in January 2003. The January 2003 financing transactions also included $250 million of payment deferrals and a line of credit from GM. In January 2004, we also raised $177 million of net proceeds from the sale of Class A common stock.

From January 1, 2003 to December 31, 2003, we eliminated $245.9 million carrying value of indebtedness or approximately $280.7 million of face amount at maturity through the issuance of 31.2 million shares of Class A common stock and $17 million of cash. These de-leveraging transactions eliminated convertible debt and preferred stock with a carrying value of $178.3 million or $184.5 million of face amount at maturity. The convertible notes and preferred stock would have been convertible into 32.0 million shares through maturity of the instruments. In total, these de-leveraging transactions eliminated approximately $429 million in future interest, dividends, accretion and principal payments.

In February 2004, we completed the redemption of $89 million in principal amount of our 10% Senior Secured Convertible Note due 2009 held by General Motors Corp. As part of the redemption, General Motors converted $7.8 million in principal amount of the Notes, representing the entire principal amount of the Notes that had vested conversion rights at the time of the redemption, into 980,670 shares of our Class A common stock in accordance with the terms of the Notes. The remaining $81.2 million in principal amount plus accrued interest was repaid with cash. We used proceeds from our January 2004 offering to cover these payments. In March

2004, the holders of the $45.7 million 7.75% Convertible Subordinated Notes due 2006 called for redemption following our January offering elected to convert into 3.7 million shares of our Class A Common Stock in accordance with the terms of the notes. This represented the retirement of all our remaining outstanding $45.7 million of 7.75% Subordinated Convertible Notes. In April 2004, we redeemed $50.0 million in principal amount of our 12% Senior Secured Notes due 2010 with proceeds from our January 2004 Class A common stock offering. These transactions have resulted in the elimination of $184.7 million of debt since December 31, 2003. Also in March 2004, The DIRECTV Group, Inc. sold its remaining interest in us, and in the process converted 1,746,691 shares of Series A convertible preferred stock into 1,746,691 shares of XM’s Class A common stock. In April 2004, we issued and sold $200 million in principal amount of Senior Secured Floating Rate Notes due 2009, guaranteed by XM. In May 2004, we announced that we would redeem $17 million of our 14% Senior Secured Discount Notes due 2009 and $20 million of our 12% Senior Secured Notes due 2010. We also announced that we intend to pay down approximately $75 million outstanding under our GM credit facility and repay our $35 million loan from Boeing.

So long as we meet the revenue, expense and cash flow projections of our business plan, we expect to be fully funded and will not need to raise additional financing to continue operations. We are continuing to pursue insurance proceeds in connection with the solar anomaly on our existing satellites, and would use the insurance proceeds to repay vendor financing contemplated to be used to launch replacement satellite(s). However, we have raised substantially all of the funds we would need for the completion and launch of XM-3 and the construction of XM-4 in case the receipt of insurance proceeds does not occur in a timely manner.

Our executive offices are located at 1500 Eckington Place, N.E., Washington, D.C. 20002, and our telephone number is (202) 380-4000. We maintain an Internet site on the World Wide Web at www.xmradio.com. Information at our website is not, and should not be deemed to be, part of this prospectus.

SUMMARY OF THE EXCHANGE OFFER

The Exchange Offer

We are offering to exchange $1,000 principal amount of our Senior Secured Floating Rate Notes due 2009 which have been registered under the Securities Act of 1933, and which we refer to as the “exchange notes,” for each $1,000 principal amount of our outstanding unregistered Senior Secured Floating Rate Notes due 2009 which were issued by us on April 20, 2004 in a private offering, and which we refer to as the “outstanding notes.” We refer to the exchange notes and the outstanding notes together as the “notes.”

In order for your outstanding notes to be exchanged, you must properly tender them before the exchange offer expires. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes promptly after the exchange offer expires.

You may tender your outstanding notes for exchange in whole or in part in integral multiples of $1,000 principal amount.

Registration Rights Agreement

We sold the outstanding notes on April 20, 2004 to Bear, Stearns & Co. Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, whom we collectively refer to as the “initial purchasers.” Simultaneously with that sale we signed a registration rights agreement with the initial purchasers that requires us to conduct this exchange offer.

After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

For a description of the procedures for tendering outstanding notes, see “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on             , 2004 unless extended by us, in which case the expiration date will mean the latest date and time to which the exchange offer is extended. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Consequences of Failure to Exchange Your Outstanding Notes

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and the indenture governing the notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act.

Conditions to the Exchange Offer

The exchange offer is subject to several customary conditions that we may waive at our sole discretion. All of these conditions, other than those dependent upon the receipt of necessary government approvals, must be asserted, satisfied or waived by us on or before the expiration of the exchange offer. The exchange offer is not conditioned upon any minimum aggregate principal amount at maturity of outstanding notes being tendered. See “The Exchange Offer—Conditions to the Exchange Offer.”

We reserve the right, in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

•	to delay acceptance of the outstanding notes;

•	to terminate the exchange offer if certain specified conditions have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all outstanding notes tendered pursuant to the exchange offer, subject, however, to the right of the holders of outstanding notes to withdraw their tendered outstanding notes; and

•	to waive any condition dependent on the receipt of necessary governmental approvals or otherwise amend the terms of the exchange offer in any respect.

See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Withdrawal Rights

You may withdraw the tender of your outstanding notes at any time before the expiration date by delivering a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described under the heading “The Exchange Offer— Withdrawal Rights.”

Procedures for Tendering Outstanding Notes	If you wish to tender your outstanding notes for exchange, you must:

•	complete and sign a letter of transmittal according to the instructions contained in the Letter of Transmittal; and

•	forward the Letter of Transmittal by mail, facsimile transmission or hand delivery, together with any other required documents, to the exchange agent, either with the outstanding notes that you tender or in compliance with the specified procedures for guaranteed delivery of your outstanding notes.

Some brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

Please do not send your Letter of Transmittal or certificates representing your outstanding notes to us. You should send those documents only to the exchange agent. You should direct any information requests or questions regarding how to tender your outstanding notes to the exchange agent. See “The Exchange Offer— Exchange Agent.”

Special Procedures for Beneficial Owners	If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact such person promptly if you wish to tender your outstanding notes pursuant to the exchange offer. See “The Exchange Offer— Procedures for Tendering Outstanding Notes.”

Resales of Exchange Notes

We believe that with the effectiveness of the registration statement of which this prospectus is a part you will be able to offer for resale, resell and otherwise transfer exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

•	you are not an “affiliate” of Holdings or Inc. within the meaning of Rule 405 under the Securities Act.

Our belief is based on the interpretations by the Staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The Staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the Staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume or indemnify you against such liability.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of these exchange notes. A broker-dealer may use this prospectus for an offer to sell, resale or other transfer of exchange notes. See “Plan of Distribution.”

Exchange Agent

The exchange agent for the exchange offer is The Bank of New York. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer—Exchange Agent” and in the Letter of Transmittal.

Use of Proceeds

We will not receive any cash proceeds from the issuance of the exchange notes offered in this prospectus. The net proceeds from the offering of the outstanding notes have been or will be used to repay outstanding balances under our $100 million revolving credit facility with General Motors (we expect the actual outstanding balances to be less than $100 million at the time of pay down) and for working capital and general corporate purposes, which may include the repayment or retirement of additional outstanding debt, including the possible purchase of debt of XM Satellite Radio Inc. in the open market or otherwise. XM Satellite Radio Holdings Inc. will repay its $35 million outstanding secured loan from Boeing Satellite Systems, Inc.

Federal Income Tax Consequences

The exchange of outstanding notes for exchange notes by tendering holders will not be a taxable exchange for U.S. federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for U.S. federal income tax purposes as a result of the exchange. See “Material United States Federal Income Tax Consequences.”

See “The Exchange Offer” for more detailed information concerning the terms of the exchange offer.

SUMMARY OF THE EXCHANGE NOTES

The exchange offer relates to the exchange of up to $200,000,000 principal amount of outstanding notes for an equal principal amount of exchange notes. The form and terms of the exchange notes are substantially identical to the form and terms of the outstanding notes, except the exchange notes are registered under the Securities Act and therefore are freely transferable. The exchange notes will evidence the same debt as the outstanding notes, which they replace. Both the outstanding notes and the exchange notes are governed by the same indenture.

Issuer	XM Satellite Radio Inc.

Notes Offered	$200,000,000 in aggregate principal amount of Senior Secured Floating Rate Notes due 2009.

Maturity Date	May 1, 2009

Interest

The interest on the exchange notes will be reset quarterly at the Applicable Eurodollar Rate as defined in the indenture governing the notes. The interest rate on the exchange notes will be 6.65% per annum through July 31, 2004. The first interest payment on the exchange notes will be made on August 1, 2004, and thereafter, interest on the exchange notes will be paid quarterly on February 1, May 1, August 1 and November 1 of each year. No scheduled principal payments on the exchange notes are required to be made prior to maturity.

Parent Guarantor	XM Satellite Radio Holdings Inc.

Parent Guaranty	XM Satellite Radio Holdings Inc. will guarantee Inc.’s obligations under the notes, including the payment of principal and interest.

Security

Except for certain excluded assets and real property, the exchange notes will be secured with a first priority security interest in substantially all of XM Satellite Radio Inc.’s assets, including the stock of XM Satellite Radio Inc.’s FCC license subsidiary, subject to certain permitted liens. Pursuant to intercreditor agreements, the same collateral will also secure on an equal and ratable basis $591.3 million of XM Satellite Radio Inc.’s gross indebtedness before discounts as of December 31, 2003 on a pro forma as adjusted basis and certain future indebtedness, including amounts drawn under the $100 million revolving credit facility with General Motors, and in the case of the security interests in the stock of XM Satellite Radio Inc.’s FCC license subsidiary, all such indebtedness and, as of December 31, 2003 on a pro forma as adjusted basis, $22.8 million of additional gross indebtedness before discounts.

Redemption	XM Satellite Radio Inc. may redeem the notes, in whole or in part, at any time, at the declining redemption prices set forth in this prospectus plus accrued interest.

Change of Control

Upon certain change of control events, if XM Satellite Radio Inc. does not redeem the notes, each holder of notes may require XM Satellite Radio Inc. to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. XM Satellite Radio Inc. cannot assure you that it will have the financial resources to repurchase the notes. See “Description of Exchange Notes.”

Ranking

The notes will be XM Satellite Radio Inc.’s senior secured obligations. The notes will rank equal in right of payment with all of XM Satellite Radio Inc.’s other existing and future senior indebtedness and senior in right of payment to all of XM Satellite Radio Inc.’s existing and future subordinated indebtedness. The notes will be equal in right of payment to approximately $614.2 million of gross indebtedness before discounts as of December 31, 2003 on a pro forma as adjusted basis. Your security interest in certain items of the collateral will not be perfected. The notes will not be secured by assets held by subsidiaries of XM Satellite Radio Holdings Inc. or XM Satellite Radio Inc., and will not have the benefit of guarantees from any such subsidiaries.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, will limit XM Satellite Radio Inc.’s ability and the ability of certain of XM Satellite Radio Inc.’s subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on, redeem or repurchase XM Satellite Radio Inc.’s capital stock;

•	make investments;

•	engage in transactions with affiliates;

•	create certain liens; or

•	consolidate, merge or transfer all or substantially all of XM Satellite Radio Inc.’s assets and the assets of XM Satellite Radio Inc.’s subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications, which are described under “Description of Exchange Notes.”

For more complete information on the notes, please see the section titled “Description of Exchange Notes” in this prospectus.

You should carefully consider the information under the caption “Risk Factors” in this prospectus before investing in the securities.

SUMMARY CONSOLIDATED FINANCIAL DATA

XM Satellite Radio Holdings Inc. and Subsidiaries

The pro forma information in the following consolidated balance sheets table gives effect to the following transactions:

•	the sale of the Class A common stock in our January 2004 Class A common stock offering, and the conversion as of January 22, 2004 by selling stockholders who sold shares in such offering of $10.0 million aggregate initial value ($11.0 million accreted value at conversion) of 10% Senior Secured Discount Convertible Notes plus interest into 3.5 million shares of Class A common stock, $40.8 million of Series C convertible redeemable preferred stock plus accrued and unpaid dividends into 5.9 million shares of Class A common stock and 3.6 million shares of Series A convertible preferred stock into 3.6 million shares of Class A common stock;

•	the conversion of $7.8 million of the outstanding principal amount of 10% Senior Secured Convertible Notes due 2009 held by OnStar Corporation, a subsidiary of General Motors, into 1.0 million shares of Class A common stock and the prepayment of the remaining $81.2 million outstanding principal amount and $1.4 million accrued interest of such notes with proceeds from our January 2004 Class A common stock offering on February 26, 2004;

•	the conversion of $45.7 million of XM’s 7.75% Convertible Subordinated Notes due 2006 (including accrued interest) into 3.7 million shares of Class A common stock in March 2004;

•	the payment of $58.2 million to redeem $50.0 million aggregate principal amount of Inc.’s outstanding 12% Senior Secured Notes due 2010 with proceeds from our January 2004 Class A common stock offering, expected to be completed on April 27, 2004; and

•	the conversion of 1.7 million outstanding shares of Series A convertible preferred stock into 1.7 million shares of Class A common stock in March 2004.

The pro forma as adjusted information in the following consolidated balance sheets table additionally gives effect to the following as if it had occurred as of December 31, 2003:

•	the sale of the notes and the application of the net proceeds of $195.3 million from the sale of the notes, including $52.8 million to repay the balance outstanding under our revolving credit facility with General Motors as of December 31, 2003 (we expect the outstanding balance actually to be paid will be greater than $52.8 million).

•	the concurrent prepayment by XM of $35 million in principal plus accrued interest, the full amount of its outstanding loan with Boeing Satellite Systems.

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands, except subscriber and share amounts)
Consolidated Statements of Operations Data:
Revenue:
Subscriber revenue	$78,275	$16,344	$238	$—	$—
Activation revenue	1,868	484	8	—	—
Equipment revenue	6,692	757	—	—	—
Net ad sales revenue	4,065	2,333	251	—	—
Other revenue	881	263	36	—	—

Total revenue	91,781	20,181	533	—	—
Operating expenses:
Cost of revenue (excludes depreciation & amortization, shown below):
Revenue share & royalties	26,440	12,790	1,739	—	—
Customer care & billing	25,945	16,069	5,724	699	—
Cost of equipment	9,797	1,679	—	—	—
Ad sales	3,257	1,870	2,243	1,232	356
Satellite & terrestrial	39,692	44,818	62,641	8,104	1,536
Broadcast & operations	19,712	19,851	21,960	19,570	5,449
Programming & content	23,109	25,379	17,649	4,025	965

Cost of revenue	147,952	122,456	111,956	33,630	8,306
Research & development (excludes depreciation & amortization, shown below)	12,285	10,843	13,689	11,948	6,510
General & administrative (excludes depreciation & amortization, shown below)	27,418	26,448	20,250	17,312	11,534
Marketing (excludes depreciation & amortization, shown below)	200,267	169,165	93,584	13,016	2,829
Impairment of goodwill	—	11,461	—	—	—
Depreciation & amortization	158,317	118,588	42,660	3,573	1,512

Total operating expenses	546,239	458,961	282,139	79,479	30,691

Operating loss	(454,458)	(438,780)	(281,606)	(79,479)	(30,691)
Other income (expense):
Interest income	3,066	5,111	15,198	27,606	2,915
Interest expense	(110,349)	(63,573)	(18,131)	—	(9,120)
Other income (expense)	(22,794)	2,230	160	—	—

Net loss	(584,535)	(495,012)	(284,379)	(51,873)	(36,896)
8.25% Series B preferred stock dividend requirement	(2,471)	(3,766)	(3,766)	(5,935)	—
8.25% Series C preferred stock dividend requirement	(15,098)	(17,093)	(19,387)	(9,277)	—
Series B preferred stock (deemed dividend)/retirement gain	8,761	—	—	(11,211)	—
Series C preferred stock beneficial conversion feature	—	—	—	(123,042)	—
Series C preferred stock retirement loss	(11,537)	—	—	—	—

Net loss attributable to common stockholders	$(604,880)	$(515,871)	$(307,532)	$(201,338)	$(36,896)

Net loss per share:
Basic and diluted	$(4.83)	$(5.95)	$(5.13)	$(4.15)	$(2.40)

Weighted average shares used in computing net loss per share—basic and diluted	125,176,320	86,735,257	59,920,196	48,508,042	15,344,102

Other data(1)
Ratio of earnings to fixed charges(2)	—	—	—	—	—
Deficiency of earnings to cover fixed charges	$578,276	$485,876	$322,702	$90,925	$52,717
Pro forma deficiency of earnings to cover fixed charges(3)	$580,914
EBITDA(4)	$(318,935)	$(317,962)	$(238,786)	$(75,906)	$(29,179)
Cash flow from operating activities	$(245,123)	$(294,289)	$(203,048)	$(37,447)	$(16,785)
Cash flow from investing activities	$14,621	$(7,036)	$(221,361)	$(559,401)	$(234,412)
Cash flow from financing activities	$615,991	$151,646	$382,003	$771,053	$301,585
XM subscriptions (end of period)(5)	1,360,228	347,159	27,733	—	—

	December 31,
	2003	2002	2001	2000	1999	2003 Pro Forma	2003 Pro Forma As adjusted
	(In thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments	$418,307	$42,815	$210,852	$224,903	$120,170	$454,861	$562,124
Restricted investments	4,151	29,742	72,759	161,166	—	4,151	4,151
System under construction	92,577	55,016	55,056	674,796	229,940	92,577	92,577
Property and equipment, net	709,501	847,936	922,149	50,052	2,551	709,501	709,501
Goodwill, net	—	—	11,461	12,376	13,294	—	—
DARS license and other intangibles, net	149,629	153,732	155,207	151,845	144,504	149,629	149,629
Total assets	1,526,782	1,160,280	1,456,203	1,293,218	515,189	1,560,655	1,672,291
Total long-term debt, net of current portion	743,254	412,540	411,520	262,665	212	550,702	662,853
Total liabilities	993,894	567,969	529,552	337,266	30,172	797,697	909,710
Stockholders’ equity	532,888	592,311	926,651	955,952	485,017	762,958	762,581

(1)	For purposes of determining the ratio of earnings to fixed charges and the deficiency of earnings to cover fixed charges, “earnings” includes pre-tax income (loss) adjusted for fixed charges. “Fixed charges” consist of interest expensed and capitalized, amortization of deferred financing charges, and that portion of operating lease rental expense (deemed to be one third of rental expense) representative of interest.

(2)	The ratios of earnings to fixed charges are not present for the years ended 2003, 2002, 2001, 2000 and 1999 because earnings were inadequate to cover fixed charges.

(3)	Pro forma deficiency of earnings to cover fixed charges is calculated based on an assumed annual interest rate of 6.65% on the notes plus the amortization of deferred financing fees as of the beginning of the period.

(4)	Net loss before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. Consistent with regulatory requirements, EBITDA includes other income (expense). We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands)
Reconciliation of net loss to EBITDA:
Net loss as reported	$(584,535)	$(495,012)	$(284,379)	$(51,873)	$(36,896)
Add back non-EBITDA items included in net loss:
Interest income	(3,066)	(5,111)	(15,198)	(27,606)	(2,915)
Interest expense	110,349	63,573	18,131	—	9,120
Depreciation & amortization	158,317	118,588	42,660	3,573	1,512

EBITDA	$(318,935)	$(317,962)	$(238,786)	$(75,906)	$(29,179)

(5)	We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods paid for by vehicle manufacturers, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers.

XM Satellite Radio Inc. and Subsidiaries

The pro forma information in the following consolidated balance sheets table gives effect to the following transactions:

•	the conversion as of January 22, 2004 by selling stockholders in connection with the January 2004 offering of Class A common stock of XM of $10.0 million aggregate initial value ($11.0 million accreted value at conversion) of 10% Senior Secured Discount Convertible Notes into 3.5 million shares of XM’s Class A common stock;

•	the conversion of $7.8 million of the outstanding principal amount of 10% Senior Secured Convertible Notes due 2009 held by OnStar Corporation, a subsidiary of General Motors, into 1.0 million shares of XM’s Class A common stock and the prepayment of the remaining $81.2 million outstanding principal amount and $1.4 million accrued interest of such notes with proceeds contributed by XM from XM’s January 2004 Class A common stock offering on February 26, 2004; and

•	the payment of $58.2 million to redeem $50.0 million aggregate principal amount of Inc.’s outstanding 12% Senior Secured Notes due 2010 with proceeds contributed by XM from XM’s January 2004 Class A common stock offering, expected to be completed on April 27, 2004.

The pro forma as adjusted information in the following consolidated balance sheets table additionally gives effect to the following as if it had occurred as of December 31, 2003:

•	the sale of the notes and the application of the net proceeds of $195.3 million from the sale of the notes, including $52.8 million to repay the balance outstanding under our revolving credit facility with General Motors as of December 31, 2003 (we expect the outstanding balance actually to be paid will be greater than $52.8 million).

The principal differences between the financial condition of XM and Inc., which are not significant in amount, are:

•	the ownership by XM of the corporate headquarters building since August 2001, and the lease of the building from XM by Inc.;

•	the presence at XM of additional indebtedness not guaranteed by Inc.; and

•	the existence of cash balances at XM.

Accordingly, the results of operations for Inc. and its subsidiaries are substantially the same as the results for XM and its subsidiaries discussed above except that Inc. incurs:

•	additional rent, less depreciation and amortization expense and less other income, in each case principally related to Inc.’s rental of its corporate headquarters from XM, which are intercompany transactions that have been eliminated in the XM consolidated financial statements;

•	less interest expense principally related to the additional indebtedness at XM; and

•	less interest income because of the additional cash balances at XM.

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands, except subscriber amounts)
Consolidated Statements of Operations Data:
Revenue:
Subscriber revenue	$78,275	$16,344	$238	$—	$—
Activation revenue	1,868	484	8	—	—
Equipment revenue	6,692	757	—	—	—
Net ad sales revenue	4,065	2,333	251	—	—
Other revenue	881	263	36	—	—

Total revenue	91,781	20,181	533	—	—

Operating expenses:
Cost of revenue (excludes depreciation & amortization, shown below):
Revenue share & royalties	26,440	12,790	1,739	—	—
Customer care & billing	25,945	16,069	5,724	699	—
Cost of equipment	9,797	1,679	—	—	—
Ad sales	3,257	1,870	2,243	1,232	356
Satellite & terrestrial	39,692	44,818	62,641	8,104	1,536
Broadcast & operations	22,533	23,950	23,407	19,570	5,449
Programming content	23,109	25,379	17,649	4,025	965

Cost of revenue	150,773	126,555	113,403	33,630	8,306
Research & development (excludes depreciation & amortization, shown below)	12,285	10,843	13,689	11,948	6,510
General & administrative (excludes depreciation & amortization, shown below)	27,822	27,777	19,990	16,960	11,513
Marketing (excludes depreciation & amortization, shown below)	200,267	169,165	93,584	13,016	2,829
Impairment of goodwill	—	11,461	—	—	—
Depreciation & amortization	156,927	117,202	42,180	3,573	1,512

Total operating expenses	548,074	463,003	282,846	79,127	30,670

Operating loss	(456,293)	(442,822)	(282,313)	(79,127)	(30,670)

Other income (expense):
Interest income	$794	$2,621	$14,102	$27,200	533
Interest expense	(104,250)	(52,037)	(15,157)	—	(43)
Other income (expense)	(30,010)	653	(607)	—	—

Net loss	$(589,759)	$(491,585)	$(283,975)	$(51,927)	$(30,180)

Other data(1)
Ratio of earnings to fixed charges(2)	—	—	—	—	—
Deficiency of earnings to cover fixed charges	$579,529	$482,449	$313,240	$90,979	$45,342
Pro forma deficiency of earnings to cover fixed charges(3)	$583,799
EBITDA(4)	$(329,376)	$(324,967)	$(240,740)	$(75,554)	$(29,158)
Cash flow from operating activities	$(221,271)	$(282,042)	$(209,690)	$(37,516)	$(18,186)
Cash flow from investing activities	$6,687	$(14,094)	$(127,017)	$(559,401)	$(234,412)
Cash flow from financing activities	$298,077	$246,494	$195,884	$750,478	$301,918
XM subscriptions (end of period)(5)	1,360,228	347,159	27,733	—	—

	December 31,
	2003	2002	2001	2000	1999	2003 Pro Forma	2003 Pro Forma As adjusted
	(In thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments	$90,219	$6,726	$72,664	$203,191	$119,102	$90,219	$232,620
Restricted investments	491	26,687	70,734	161,166	—	491	491
System under construction	22,058	18,558	18,597	645,939	201,082	22,058	22,058
Property and equipment, net	682,997	814,966	887,768	50,052	2,551	682,997	682,997
Goodwill, net	—	—	11,461	12,376	13,294	—	—
DARS license and other intangibles, net	149,629	153,732	155,207	151,845	144,504	149,629	149,629
Total assets	1,189,696	1,044,347	1,241,362	1,242,517	485,134	1,091,874	1,239,025
Total long-term debt, net of current portion	669,835	270,347	268,934	262,665	212	522,986	670,137
Total liabilities	870,614	429,821	385,908	337,107	30,030	720,147	867,298
Stockholder’s equity	319,082	614,526	855,454	905,410	455,104	371,727	371,727

(1)	For purposes of determining the ratio of earnings to fixed charges and the deficiency of earnings to cover fixed charges, “earnings” includes pre-tax income (loss) adjusted for fixed charges. “Fixed charges” consist of interest expensed and capitalized, amortization of deferred financing charges, and that portion of operating lease rental expense (deemed to be one third of rental expense) representative of interest.

(2)	The ratios of earnings to fixed charges are not present for the years ended 2003, 2002, 2001, 2000 and 1999 because earnings were inadequate to cover fixed charges.

(3)	Pro forma deficiency of earnings to cover fixed charges is calculated based on an assumed annual interest rate of 6.65% on the notes plus the amortization of deferred financing fees as of the beginning of the period.

(4)	Net loss before interest income, interest expense, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. Consistent with regulatory requirements, EBITDA includes other income (expense). We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands)
Reconciliation of Net Loss to EBITDA:
Net loss as reported	$(589,759)	$(491,585)	$(283,975)	$(51,927)	$(30,180)
Add back non-EBITDA items included in net loss:
Interest income	(794)	(2,621)	(14,102)	(27,200)	(533)
Interest expense	104,250	52,037	15,157	—	43
Depreciation & amortization	156,927	117,202	42,180	3,573	1,512

EBITDA	$(329,376)	$(324,967)	$(240,740)	$(75,554)	$(29,158)

(5)	We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods paid for by vehicle manufacturers, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers.

RISK FACTORS

You should consider carefully these risk factors together with all of the other information included in this prospectus before deciding whether to tender your outstanding notes for exchange notes. In addition, you should refer to Holdings’ Annual Report on Form 10-K, filed with the SEC on March 15, 2004, which is incorporated by reference into this prospectus, for a complete discussion of the risks related to our business.

Risk Factors Relating to the Exchange Notes

We are not yet generating sufficient cash flow from operations to meet our obligations on the notes.

Our business has not yet begun to generate positive cash flow, and we will be obligated to make cash interest payments on the notes beginning on August 1, 2004. In order to make payments on the notes, we will need to increase our cash flows. There can be no assurance that our future cash flows will be sufficient to make payments of interest or principal on the notes.

The security for your notes and other remedies will be shared with other debtholders.

The grant of security interests by Inc. for the benefit of the note holders will be on a shared basis with approximately $591.3 million (on a pro forma as adjusted basis as of December 31, 2003) of existing gross indebtedness before discounts and certain additional future indebtedness, including amounts drawn under the $100 million revolving credit facility with General Motors, and, in the case of the security interest granted in the stock of our FCC license subsidiary, on a shared basis with all such gross indebtedness before discounts as well as with $22.8 million (on a pro forma as adjusted basis as of December 31, 2003) of 14% senior secured notes due 2010. In addition, as a result of intercreditor agreements, it will not be possible to exercise remedies against the collateral unless the holders of a majority of the indebtedness secured by such collateral direct the collateral agent to do so. As the indebtedness under the notes will not constitute a majority of the indebtedness secured by the collateral, your remedies in an event of default may be significantly limited if the holders of other classes of notes do not wish to exercise remedies. In addition, in the event that the collateral is liquidated, the intercreditor agreements will require that all proceeds be distributed on a pro rata basis to the holders of the indebtedness secured by such collateral. Consequently, it is unlikely that the liquidation of the collateral securing the notes would produce proceeds in an amount sufficient to pay in full the principal of, or premium, if any, and accrued interest on your notes and the other indebtedness secured by the collateral.

Your security interest in certain items of the collateral will not be perfected.

Provisions in contracts to which we or our subsidiaries are parties may prohibit us or our subsidiaries from granting security interests in certain assets. In addition, the security interests granted in our intellectual property license agreements may require consent from the licensors thereunder. Similarly, prior approval of the FCC will be required in order for any remedies to be exercised against our assets that would constitute or result in any assignment of Inc.’s FCC license or any change of control of Inc. We do not intend to obtain such consents and our failure to do so will limit the assets included in the collateral and may block the exercise of remedies with respect to certain assets. In addition, certain of our assets and the assets of our subsidiaries may be subject to existing security interests or become subject to certain liens that may take priority over the liens granted to you.

The security interests will not be perfected with respect to items of collateral that cannot be perfected by the filing of financing statements in each debtor’s jurisdiction of organization, the delivery of possession of certificated capital stock of our subsidiary or the filing of an assignment with the United States Patent and Trademark Office or the United States Copyright Office. Security interests in collateral such as satellites in orbit, deposit accounts and securities accounts, which require additional special filings or the obtaining of additional consents, will not be perfected. To the extent that your security interests in any items of collateral are unperfected, your rights with respect to such collateral will be equal to the rights of our general unsecured creditors in the event of a bankruptcy.

The guarantor of the notes will not be subject to restrictive covenants.

The notes will be guaranteed by XM, which is Inc.’s parent company. The restrictive covenants contained in the indenture governing the notes apply only to Inc. and its subsidiaries, not to XM. As a result, XM could take actions, such as using cash for purposes unrelated to debt service, that may not be consistent with your best interests.

The notes are not secured by assets of subsidiaries.

The notes will not have the benefit of any security interest in the assets of subsidiaries of Inc. or XM (other than Inc.). In addition, the notes will not have the benefit of any guarantees from those subsidiaries. Although future transfers of assets to one subsidiary, XM Equipment Leasing LLC, are generally prohibited by the indenture, much of Inc.’s repeater equipment is already held by this subsidiary. At December 31, 2003, XM Equipment Leasing LLC had $95.8 million of assets and was a guarantor of $456.3 million of indebtedness of XM and Inc. (on a pro forma as adjusted basis as of December 31, 2003). In the event of a bankruptcy, these other creditors will be able to realize XM Equipment Leasing LLC’s assets before holders of the notes.

We may not have the ability to fund a change of control offer if required by the indenture.

Upon a change of control, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase, and may also be required to repurchase certain of our other indebtedness. However, we cannot assure you that we will have sufficient funds at the time of such event to make any required repurchase of the notes or any such other indebtedness.

The change of control provisions contained in the indenture may not protect holders of notes in the event of certain highly leveraged transactions including certain reorganizations, restructurings or mergers, because these transactions may not involve a change in voting power or beneficial interest of the magnitude required to trigger the change of control provisions.

There is no prior market for the notes and you cannot be sure that an active trading market will develop for them.

Prior to this exchange offer, there has been no trading market for the exchange notes. We have been advised by the initial purchasers that they currently intend to make a market in the notes. However, the initial purchasers are not obligated to do so. Any market-making may be discontinued at any time, and we cannot assure you that an active trading market for the notes will develop or, if a trading market develops, that it will continue. Further, the liquidity of and trading market for the notes may be adversely affected by declines and volatility in the market for high yield securities generally. The liquidity of and trading market for the notes also may be adversely affected by any changes in our financial performance or prospects or in the prospects for the companies in our industry. We expect that the notes will be eligible for trading in the PORTAL™ market. We do not intend to list the notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System.

Holders of outstanding notes who fail to tender may experience diminished liquidity after the exchange offer.

We have not registered nor do we intend to register the outstanding notes under the Securities Act. Consequently, outstanding notes that remain outstanding after consummation of the exchange offer will remain subject to transfer restrictions under applicable securities laws. Unexchanged outstanding notes will continue to bear a legend reflecting these restrictions on transfer. Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of outstanding notes. As outstanding notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding notes will decrease. This decrease will reduce the liquidity of the trading market for the outstanding notes, which will make it more difficult for you to sell them. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding notes following the exchange offer.

Holders of outstanding notes must ensure compliance with exchange offer procedures.

You are responsible for complying with all exchange offer procedures. You will receive exchange notes in exchange for your outstanding notes only if, before the expiration date, you deliver the following to the exchange agent:

•	certificates for the outstanding notes or a book-entry confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account at the Depository Trust Company, or DTC;

•	the Letter of Transmittal (or a facsimile thereof), properly competed and duly executed by you, together with any required signature guarantees; and

•	any other documents required by the Letter of Transmittal.

You should allow sufficient time to ensure that the exchange agent receives all required documents before the exchange offer expires. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to the tender of your outstanding notes for exchange. See “The Exchange Offer.”

Holders of beneficial interests in global notes may be unable to transfer or pledge such interests if physical delivery is required by applicable law.

Holders may take their interests in the notes through owning beneficial interests in global notes. The laws of some jurisdictions may require that holders take physical delivery of notes in definitive form. Accordingly, the ability to transfer beneficial interests in a global note to those persons may be limited. Also, because The Depository Trust Company can only act on behalf of indirect participants and specific banks, the ability of a person having a beneficial interest to persons or entities that do not participate in The Depository Trust Company system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate representing that interest.

Federal and state statutes allow courts, under specific circumstances, to void or subordinate guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

If the guarantee is voided, holders of the notes would be solely creditors of Inc. If claims in respect of the guarantee are subordinated, other creditors of XM would be entitled to be paid in full before any payment could be made on the notes pursuant to the guarantee. We cannot assure you that, if a bankruptcy case or lawsuit is initiated with respect to XM, a court would not void the guarantee or subordinate claims in respect thereof. In the event claims are subordinated, we cannot assure you that, after providing for the claims of XM’s other creditors, there would be sufficient assets remaining to satisfy any claims pursuant to the guarantee.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend.” These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Although we believe that our expectations in such forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important factors that could cause our actual results to be materially different from our expectations include those disclosed in this prospectus under the caption “Risk Factors,” and elsewhere throughout this prospectus.

By its terms, the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 is not available in the context of an exchange offer. Accordingly, any references to the safe harbor in the documents incorporated by reference into this prospectus are specifically not incorporated into this prospectus.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers by which we agreed to file with the SEC and to use our reasonable best efforts to cause to become effective as promptly as practicable after filing a registration statement with respect to the exchange of the outstanding notes for exchange notes with terms identical in all material respects to the terms of the outstanding notes. A copy of the registration rights agreement is an exhibit to the registration statement of which this prospectus is a part. We are making the exchange offer to satisfy our contractual obligations under the registration rights agreement.

If you tender your outstanding notes in exchange for exchange notes you will represent to us that:

•	any exchange notes you receive are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act, of exchange notes;

•	you are not an “affiliate” of Inc. within the meaning of Rule 405 under the Securities Act or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act or 1933 to the extent applicable;

•	you have full power and authority to tender, exchange, sell, assign and transfer the tendered outstanding notes;

•	we will acquire good, marketable and unencumbered title to the outstanding notes you tender, free and clear of all liens, restrictions, charges and encumbrances; and

•	the outstanding notes you tender for exchange are not subject to any adverse claims or proxies.

You also will warrant and agree that you will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the outstanding notes you tender in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes in the exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of outstanding notes, which, for purposes of the exchange offer, include beneficial interests in the outstanding notes held by direct or indirect participants in DTC and outstanding notes held in definitive form.

Terms of the Exchange Offer

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of outstanding notes properly tendered prior to the expiration date and not properly withdrawn according to the procedures described below. Holders may tender their outstanding notes in whole or in part in integral multiples of $1,000 principal amount.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the Securities Act and therefore will not be subject to the restrictions on transfer applicable to the outstanding notes; and

•	holders of the exchange notes will not be entitled to the rights of holders of the outstanding notes under the registration rights agreement.

The exchange notes evidence the same indebtedness as the outstanding notes, which they replace, and will be issued pursuant to, and entitled to the benefits of, the indenture.

The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. We reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under “— Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of the date of this prospectus, $200,000,000 principal amount of outstanding notes is outstanding.

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding notes that are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding. For a description of the consequences of not tendering outstanding notes for exchange see “Risk Factors—Risks Relating to the Exchange Notes—Holders of outstanding notes who fail to tender may experience diminished liquidity after the exchange offer.”

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder of those notes promptly after the expiration date.

Holders who tender outstanding notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of outstanding notes in connection with the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses” for a description of the fees and expenses that we will pay in connection with the exchange offer.

Our board of directors makes no recommendation to holders of outstanding notes as to whether to tender or refrain from tendering all or any portion of their outstanding notes in the exchange offer. In addition, no one has been authorized to make any similar recommendation. Holders of outstanding notes must make their own decision whether to tender in the exchange offer and, if so, the aggregate amount of outstanding notes to tender after reading this prospectus and the Letter of Transmittal and consulting with their advisers, if any, based on their financial position and requirements.

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time, on             , 2004 unless we extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

•	to delay the acceptance of the outstanding notes for exchange;

•	to terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, if we determine that any of the events or conditions referred to under “—Conditions to the Exchange Offer” has occurred or exists or has not been satisfied;

•	to extend the expiration date of the exchange offer and retain all outstanding notes tendered in the exchange offer, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes as described under “—Withdrawal Rights;” and

•	to waive any condition or otherwise amend the terms of the exchange offer in any respect.

If the exchange offer is amended in a manner that we determine to constitute a material change, or if we waive a material condition of the exchange offer, we will promptly disclose such amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Securities Exchange Act of 1934.

Any delay in acceptance, termination, extension or amendment will be followed promptly by:

•	oral or written notice of the change to the exchange agent, with any such oral notice to be promptly confirmed in writing; and

•	a public announcement of the change, which announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, promptly after the expiration date we will exchange, and will issue to the exchange agent, exchange notes for outstanding notes validly tendered and not withdrawn as described under “—Withdrawal Rights.”

In all cases, delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of:

•	outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC;

•	the Letter of Transmittal, or a facsimile of the letter, properly completed and duly executed, with any required signature guarantees; and

•	any other documents required by the Letter of Transmittal.

Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when outstanding notes, book-entry confirmations with respect to outstanding notes and other required documents are received by the exchange agent.

The term “book-entry confirmation” means a timely confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC.

Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, outstanding notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent of our acceptance of those outstanding notes for exchange in the exchange offer. Any such oral notice shall be promptly confirmed in writing. Our acceptance for exchange of outstanding notes tendered through any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer. The exchange agent will act as agent for us for the purpose of receiving tenders of outstanding notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving outstanding notes, letters of transmittal and related documents and transmitting exchange notes to holders who validly tendered outstanding notes. The exchange will be made promptly after the expiration date. If for any reason whatsoever the acceptance for exchange or the exchange of any outstanding notes tendered in the exchange offer is delayed, whether before or after our acceptance for exchange of outstanding notes, or we extend the exchange offer or are unable to accept for exchange or exchange outstanding notes tendered in the exchange offer, then, without prejudice to our rights set forth in this prospectus, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-l(c) under the Securities Exchange Act of 1934, retain tendered outstanding notes and such outstanding notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under “—Withdrawal Rights.”

Procedures for Tendering Outstanding Notes

Valid Tender. Except as set forth below, in order for outstanding notes to be validly tendered in the exchange offer, either:

1. before the expiration date,

•	a properly completed and duly executed Letter of Transmittal, or facsimile of the letter with any required signature guarantees and any other required documents, must be received by the exchange agent at the address set forth under “—Exchange Agent,” and

•	tendered outstanding notes must be received by the exchange agent, or such outstanding notes must be tendered according to the procedures for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent; or

2. the guaranteed delivery procedures set forth below must be complied with.

If less than all of the outstanding notes are tendered, a tendering holder should fill in the amount of outstanding notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of outstanding notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, evidence satisfactory to us, in our sole discretion, of such person’s authority to so act must be submitted.

Any beneficial owner of outstanding notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial owner wishes to participate in the exchange offer.

The method of delivery of outstanding notes, the Letter of Transmittal and all other required documents is at the option and sole risk of the tendering holder, and delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery and should obtain proper insurance. No Letter of Transmittal or outstanding notes should be sent to Inc. Holders may request that their respective brokers, dealers, commercial banks, trust companies or nominees effect these transactions for them.

Book-Entry Transfer. The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s book-entry transfer facility system may make a book-entry delivery of the outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent’s account at DTC according to DTC’s procedures for transfers. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the Letter of Transmittal, or facsimile of the letter, properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the exchange agent at its address set forth under “—Exchange Agent” before the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

Signature Guarantees. Tendering holders do not need to endorse their certificates for outstanding notes, and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless:

1. a certificate for outstanding notes is registered in a name other than that of the person surrendering the certificate; or

2. a registered holder completes the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the Letter of Transmittal.

In either of these cases, the certificates for outstanding notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934 as an “eligible guarantor institution,” including, as such terms are defined in that rule:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; and

•	a savings association that is a participant in a Securities Transfer Association,

unless surrendered on behalf of such eligible institution.

Guaranteed Delivery. If a holder desires to tender outstanding notes in the exchange offer and the certificates for the outstanding notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, the outstanding notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

•	the tenders are made by or through an eligible institution;

•

before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, stating the name and address of the holder of outstanding notes and the amount of outstanding notes tendered, stating that the tender is being made by the notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the exchange agent. The Notice of

Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery; and

•	the certificates (or book-entry confirmation) representing all tendered outstanding notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Determination of Validity. All questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered outstanding notes will be determined by us, in our sole discretion, and that determination shall be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders that we determine are not in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under “—Conditions to the Exchange Offer” or any defect or irregularity in any tender of outstanding notes of any particular holder whether or not we waive similar defects or irregularities in the case of other holders.

Our interpretation of the terms and conditions of the exchange offer, including the Letter of Transmittal and its instructions, will be final and binding on all parties. No tender of outstanding notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. None of Inc., any affiliates of Inc., the exchange agent or any other person shall be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Resales of Exchange Notes

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, we believe that holders of outstanding notes, other than any holder that is (1) a broker-dealer that acquired outstanding notes as a result of market-making activities or other trading activities or (2) a broker-dealer that acquired outstanding notes directly from us for resale in Rule 144A or another available exemption under the Securities Act, who exchange their outstanding notes for exchange notes in the exchange offer may offer for resale, resell and otherwise transfer such exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such exchange notes are acquired in the ordinary course of such holders’ business;

•	such holders have no arrangement or understanding with any person to participate in the distribution of such exchange notes; and

•	such holders are not “affiliates” of Inc. within the meaning of Rule 405 under the Securities Act.

However, the staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes in the exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

If:

•	you are a broker-dealer that acquired outstanding notes directly from us or one of our affiliates, or you are prohibited by law or SEC policy from participating in the exchange offer, or you may not resell the exchange notes to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales, and

•	you or another holder of outstanding notes in the same situation have notified us of such condition within 20 days of the consummation of the exchange offer, then we will use our reasonable best efforts to prepare and file a shelf registration statement for the outstanding notes held by you and the other holders who notify us within the time frame above and meet the conditions required.

Withdrawal Rights

Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time before the expiration date.

In order for a withdrawal to be effective, a written or facsimile transmission of such notice of withdrawal must be timely received by the exchange agent at its address set forth under “—Exchange Agent” before the expiration date. Any notice of withdrawal must specify the name of the person who tendered the outstanding notes to be withdrawn, the principal amount of outstanding notes to be withdrawn and, if certificates for such outstanding notes have been tendered, the name of the registered holder of the outstanding notes as set forth on the outstanding notes, if different from that of the person who tendered the outstanding notes.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, the notice of withdrawal must specify the serial numbers on the particular certificates for the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of outstanding notes tendered for the account of an eligible institution.

If outstanding notes have been tendered by the procedures for book-entry transfer set forth in “—Procedures for Tendering Outstanding Notes,” the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of outstanding notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of outstanding notes may not be rescinded. Outstanding notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time before the expiration date by following any of the procedures described above under “—Procedures for Tendering Outstanding Notes.”

All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. None of Inc., any affiliates of Inc., the exchange agent or any other person shall be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any outstanding notes which have been tendered but which are withdrawn will be returned to the holder of those notes promptly after withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any outstanding notes for any exchange notes and will not be required to issue exchange notes in exchange for any outstanding notes, and, as described below, may, at any time and from time to time, terminate or amend the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions or exists or have not been satisfied before the expiration date:

•

there shall occur a change in the current interpretation by the staff of the SEC which permits the exchange notes issued in exchange for outstanding notes in the exchange offer to be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers that acquired outstanding notes as a result of market-making or other trading activities or broker-dealers that acquired outstanding notes directly from Inc. for resale under Rule 144A or another available exemption under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders’ business, the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes and such holders are not “affiliates” of Inc. within the meaning of Rule 405 under the Securities Act;

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose;

•	any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•	any change, or any development involving a prospective change, in our business or financial affairs has occurred which, in our sole judgment, might materially impair our ability to proceed with the exchange offer.

If we determine that any of the foregoing events or conditions has occurred or exists or has not been satisfied at any time prior to the expiration date, we may, subject to applicable law, terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Securities Exchange Act.

United States Federal Income Tax Consequences

The exchange of the outstanding notes for the exchange notes will not constitute a taxable event for federal income tax purposes, and holders of outstanding notes should not recognize any taxable gain or loss or any interest income as a result of such exchange. See “Certain United States Federal Income Tax Considerations” below.

Exchange Agent

We have appointed The Bank of New York, as exchange agent for the exchange offer. Delivery of the letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the exchange agent as follows:

The Bank of New York

101 Barclay Street – 8 West

New York, NY 10286

Attention: Corporate Trust Administration

Telecopier No.: (212) 815-3272

Delivery to other than the above address or facsimile number will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by officers, directors or employees of Inc.

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of outstanding notes, and in handling or tendering for their customers. However, we will not pay any fees or disbursements of any counsel or other advisor or expert retained by you other than the one nationally recognized firm acting as special counsel to all holders of outstanding notes.

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that if exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the amount of any such transfer tax, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

USE OF PROCEEDS

The exchange offer is to satisfy certain of our obligations under the registration rights agreement covering the notes. We will not receive any proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, an equal number of outstanding notes in like principal amount. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except as otherwise described under “The Exchange Offer – Terms of the Exchange Offer.” The outstanding notes surrendered in exchange for exchange notes will be retired and canceled by us and cannot be reissued.

SELECTED FINANCIAL DATA

XM Satellite Radio Holdings Inc. and Subsidiaries

In considering the following selected consolidated financial data, you should also read our consolidated financial statements and notes thereto, which are incorporated by reference into this prospectus. The consolidated statements of operations data for the five-year period ended December 31, 2003 and the consolidated balance sheets data as of December 31, 2003, 2002, 2001, 2000 and 1999 are derived from our consolidated financial statements. These statements have been audited by KPMG LLP, independent certified public accountants.

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands, except subscriber and share amounts)
Consolidated Statements of Operations Data:
Revenue:
Subscriber revenue	$78,275	$16,344	$238	$—	$—
Activation revenue	1,868	484	8	—	—
Equipment revenue	6,692	757	—	—	—
Net ad sales revenue	4,065	2,333	251	—	—
Other revenue	881	263	36	—	—

Total revenue	91,781	20,181	533	—	—
Operating expenses:
Cost of revenue (excludes depreciation & amortization, shown below):
Revenue share & royalties	26,440	12,790	1,739	—	—
Customer care & billing	25,945	16,069	5,724	699	—
Cost of equipment	9,797	1,679	—	—	—
Ad sales	3,257	1,870	2,243	1,232	356
Satellite & terrestrial	39,692	44,818	62,641	8,104	1,536
Broadcast & operations	19,712	19,851	21,960	19,570	5,449
Programming & content	23,109	25,379	17,649	4,025	965

Cost of revenue	147,952	122,456	111,956	33,630	8,306
Research & development (excludes depreciation & amortization, shown below)	12,285	10,843	13,689	11,948	6,510
General & administrative (excludes depreciation & amortization, shown below)	27,418	26,448	20,250	17,312	11,534
Marketing (excludes depreciation & amortization, shown below)	200,267	169,165	93,584	13,016	2,829
Impairment of goodwill	—	11,461	—	—	—
Depreciation & amortization	158,317	118,588	42,660	3,573	1,512

Total operating expenses	546,239	458,961	282,139	79,479	30,691

Operating loss	(454,458)	(438,780)	(281,606)	(79,479)	(30,691)
Other income (expense):
Interest income	3,066	5,111	15,198	27,606	2,915
Interest expense	(110,349)	(63,573)	(18,131)	—	(9,120)
Other income (expense)	(22,794)	2,230	160	—	—

Net loss	(584,535)	(495,012)	(284,379)	(51,873)	(36,896)
8.25% Series B preferred stock dividend requirement	(2,471)	(3,766)	(3,766)	(5,935)	—
8.25% Series C preferred stock dividend requirement	(15,098)	(17,093)	(19,387)	(9,277)	—
Series B preferred stock (deemed dividend)/retirement gain	8,761	—	—	(11,211)	—
Series C preferred stock beneficial conversion feature	—	—	—	(123,042)	—
Series C preferred stock retirement loss	(11,537)	—	—	—	—

Net loss attributable to common stockholders	$(604,880)	$(515,871)	$(307,532)	$(201,338)	$(36,896)

Net loss per share:
Basic and diluted	$(4.83)	$(5.95)	$(5.13)	$(4.15)	$(2.40)

Weighted average shares used in computing net loss per share—basic and diluted	125,176,320	86,735,257	59,920,196	48,508,042	15,344,102

Other data:
EBITDA(1)	$(318,935)	$(317,962)	$(238,786)	$(75,906)	$(29,179)
Cash flow from operating activities	$(245,123)	$(294,289)	$(203,048)	$(37,447)	$(16,785)
Cash flow from investing activities	$14,621	$(7,036)	$(221,361)	$(559,401)	$(234,412)
Cash flow from financing activities	$615,991	$151,646	$382,003	$771,053	$301,585
XM subscriptions (end of period)(2)	1,360,228	347,159	27,733	—	—

	December 31,
	2003	2002	2001	2000	1999
	(In thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments	$418,307	$42,815	$210,852	$224,903	$120,170
Restricted investments	4,151	29,742	72,759	161,166	—
System under construction	92,577	55,016	55,056	674,796	229,940
Property and equipment, net	709,501	847,936	922,149	50,052	2,551
Goodwill, net	—	—	11,461	12,376	13,294
DARS license and other intangibles, net	149,629	153,732	155,207	151,845	144,504
Total assets	1,526,782	1,160,280	1,456,203	1,293,218	515,189
Total long-term debt, net of current portion	743,254	412,540	411,520	262,665	212
Total liabilities	993,894	567,969	529,552	337,266	30,172
Stockholders’ equity	532,888	592,311	926,651	955,952	485,017

(1)	Net loss before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. Consistent with regulatory requirements, EBITDA includes other income (expense). We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands)
Reconciliation of Net Loss to EBITDA:
Net loss as reported	$(584,535)	$(495,012)	$(284,379)	$(51,873)	$(36,896)
Add back non-EBITDA items included in net loss:
Interest income	(3,066)	(5,111)	(15,198)	(27,606)	(2,915)
Interest expense	110,349	63,573	18,131	—	9,120
Depreciation & amortization	158,317	118,588	42,660	3,573	1,512

EBITDA	$(318,935)	$(317,962)	$(238,786)	$(75,906)	$(29,179)

(2)	We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods paid for by vehicle manufacturers, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers.

XM Satellite Radio Inc. and Subsidiaries

In considering the following selected consolidated financial data, you should also read Inc.’s consolidated financial statements and notes thereto, which are incorporated by reference into this prospectus. The consolidated statements of operations data for the five-year period ended December 31, 2003 and the consolidated balance sheets data as of December 31, 2003, 2002, 2001, 2000 and 1999 are derived from our consolidated financial statements. These statements have been audited by KPMG LLP, independent certified public accountants.

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands, except share data)
Consolidated Statements of Operations Data:
Revenue:
Subscriber revenue	$78,275	$16,344	$238	$—	$—
Activation revenue	1,868	484	8	—	—
Equipment revenue	6,692	757	—	—	—
Net ad sales revenue	4,065	2,333	251	—	—
Other revenue	881	263	36	—	—

Total revenue	91,781	20,181	533	—	—

Operating expenses:
Cost of revenue (excludes depreciation & amortization, shown below):
Revenue share & royalties	26,440	12,790	1,739	—	—
Customer care & billing	25,945	16,069	5,724	699	—
Cost of Equipment	9,797	1,679	—	—	—
Ad sales	3,257	1,870	2,243	1,232	356
Satellite & terrestrial	39,692	44,818	62,641	8,104	1,536
Broadcast & operations	22,533	23,950	23,407	19,570	5,449
Programming & content	23,109	25,379	17,649	4,025	965

Cost of revenue	150,773	126,555	113,403	33,630	8,306
Research & development (excludes depreciation & amortization, shown below)	12,285	10,843	13,689	11,948	6,510
General & administrative (excludes depreciation & amortization, shown below)	27,822	27,777	19,990	16,960	11,513
Marketing (excludes depreciation & amortization, shown below)	200,267	169,165	93,584	13,016	2,829
Impairment of goodwill	—	11,461	—	—	—
Depreciation & amortization	156,927	117,202	42,180	3,573	1,512

Total operating expenses	548,074	463,003	282,846	79,127	30,670

Operating loss	(456,293)	(442,822)	(282,313)	(79,127)	(30,670)
Other income (expense):
Interest income	794	2,621	14,102	27,200	533
Interest expense	(104,250)	(52,037)	(15,157)	—	(43)
Other income (expense)	(30,010)	653	(607)	—	—

Net loss	$(589,759)	$(491,585)	$(283,975)	$(51,927)	$(30,180)

Other Data:
EBITDA(1)	$(329,376)	$(324,967)	$(240,740)	$(75,554)	$(29,158)
Cash flow used in operating activities	$(221,271)	$(288,042)	$(209,690)	$(37,516)	$(18,186)
Cash flow provided by (used in) investing activities	$6,687	$(14,094)	$(127,017)	$(559,401)	$(234,412)
Cash flow provided by financing activities	$298,077	$246,494	$195,884	$750,478	$301,918
XM Subscriptions (end of period)(2)	1,360,228	347,159	27,733	—	—

	December 31,
	2003	2002	2001	2000	1999
	(In thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term investments	$90,219	$6,726	$72,664	$203,191	$119,102
Restricted investments	491	26,687	70,734	161,166	—
System under construction.	22,058	18,558	18,597	645,939	201,082
Property and equipment, net	682,997	814,966	887,768	50,052	2,551
Goodwill, net	—	—	11,461	12,376	13,294
DARS license & intangible, net	149,629	153,732	155,207	151,845	144,504
Total assets	1,189,696	1,044,347	1,241,362	1,242,517	485,134
Total long-term debt, net of current portion	669,835	270,347	268,934	262,665	212
Total liabilities	870,614	429,821	385,908	337,107	30,030
Stockholder’s equity	319,082	614,526	855,454	905,410	455,104

(1)	Net loss before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. Consistent with regulatory requirements, EBITDA now includes other income (expense). We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands)
Reconciliation of net loss to EBITDA:
Net loss as reported	$(589,759)	$(491,585)	$(283,975)	$(51,927)	$(30,180)
Add back non-EBITDA items included in net loss:
Interest income	(794)	(2,621)	(14,102)	(27,200)	(533)
Interest expense	104,250	52,037	15,157	—	43
Depreciation & amortization	156,927	117,202	42,180	3,573	1,512

EBITDA	$(329,376)	$(324,967)	$(240,740)	$(75,554)	$(29,158)

(2)	We consider subscribers to be those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods paid for by vehicle manufacturers, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” For purposes of this description, “XM” refers to XM Satellite Radio Inc. and “Holdings” refers to XM Satellite Radio Holdings Inc. The obligations and covenants of XM described hereunder are only of XM Satellite Radio Inc., and not of Holdings, its parent company. Although Holdings is a guarantor of the notes, it generally is not subject to any of the obligations and covenants described hereunder (other than with respect to reporting).

The outstanding notes were, and the exchange notes (together as used in this Description of Exchange Notes, the “notes”) will be, issued pursuant to an indenture (the “Indenture”) dated as of April 20, 2004, by and among XM Satellite Radio Inc., XM Satellite Radio Holdings Inc., as guarantor, and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The Security Agreements referred to under the caption “Security” define the terms of the security interests that will secure the notes.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the Securities Act and therefore will not be subject to the restrictions on transfer applicable to the outstanding notes; and

•	holders of the exchange notes will not be entitled to the rights of holders of the outstanding notes under the registration rights agreement.

The following description is a summary of the material provisions of the indenture, the Security Agreements and the Intercreditor Agreements. It does not restate those agreements in their entirety. XM and Holdings urge you to read the indenture, the Security Agreements and the Intercreditor Agreements because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the Security Agreements and the Intercreditor Agreements are available as set forth below under “Incorporation of Documents by Reference.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

As of the date of the indenture, all of XM’s Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below in the definition of “Unrestricted Subsidiary” under the subheading “—Certain Definitions,” XM will be permitted to designate certain of XM’s Subsidiaries as “Unrestricted Subsidiaries.” XM’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Brief Description of Exchange Notes and Guarantee

The notes:

•	are secured by a first priority security interest in substantially all of XM’s assets, including the operating agreement between XM and XM’s FCC license subsidiary, but excluding any interests in real property, subject to certain exceptions and Permitted Liens;

•	are secured by the same collateral of XM and any future Subsidiary Guarantor on an equal and ratable basis with $591.3 million of existing gross indebtedness before discounts (on a pro forma as adjusted basis as of December 31, 2003) and certain additional future indebtedness, including amounts drawn under the $100 million revolving credit facility with General Motors, and in the case of the security interests in the stock of XM’s FCC license subsidiary, with all such indebtedness as well as $22.8 million of additional gross indebtedness before discounts (on a pro forma as adjusted basis as of December 31, 2003);

•	are pari passu in right of payment to all of XM’s existing and future senior Indebtedness;

•	are senior in right of payment to all of XM’s existing and future subordinated Indebtedness;

•	will be structurally subordinated to XM’s Subsidiaries’ Indebtedness and other liabilities, and are structurally subordinated to XM Leasing’s Guarantees of the items in paragraphs (3) and (4) of the definition of January 2003 Financing Transactions, of $456.3 million on a pro forma as adjusted basis as of December 31, 2003; and

•	are unconditionally guaranteed by Holdings (as Parent Guarantor) on a senior secured basis.

The guarantee:

•	is an unconditional and irrevocable senior secured obligation of Holdings and any future Subsidiary Guarantors;

•	is secured by a first priority security interest in substantially all of the assets of Holdings but excluding any interests in real property, subject to certain exceptions and Permitted Liens;

•	is secured by the same collateral of XM and any future Subsidiary Guarantor on an equal and ratable basis with $591.3 million of existing gross indebtedness before discounts (on a pro forma as adjusted basis as of December 31, 2003) and certain additional future indebtedness, including amounts drawn under the $100 million revolving credit facility with General Motors, and in the case of the security interests in the stock of XM’s FCC license subsidiary, with all such indebtedness as well as $22.8 million of additional gross indebtedness before discounts (on a pro forma as adjusted basis as of December 31, 2003);

•	is pari passu in right of payment to all of Holdings’ existing and future senior Indebtedness; and

•	is senior in right of payment to all of Holdings’ existing and future subordinated Indebtedness.

As of the date of the indenture, all of XM’s Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below in the definition of “Unrestricted Subsidiary” under the subheading “Certain Definitions,” XM will be permitted to designate certain of XM’s Subsidiaries as “Unrestricted Subsidiaries.” XM’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

XM has issued outstanding notes with an aggregate principal amount of $200,000,000 and will issue up to an equal aggregate principal amount of exchange notes pursuant to this exchange offer. XM may issue additional notes under the indenture from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. XM will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on May 1, 2009.

Interest on the notes accrues at a rate equal to the Applicable Eurodollar Rate. The Applicable Eurodollar Rate will be reset quarterly. The Applicable Eurodollar Rate will be 6.65% per annum through July 31, 2004. We will pay interest on the notes quarterly, in arrears, on every February 1, May 1, August 1 and November 1. The first interest payment on the notes will be made on August 1, 2004. XM will make each interest payment to the holders of record on the January 15, April 15, July 15 and October 15 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder owning $1.0 million or more in aggregate principal amount of the notes has given wire transfer instructions to XM, XM will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless XM elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. XM may change the paying agent or registrar without prior notice to the holders, and XM or any of XM’s Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of the notes. Holders will be required to pay all taxes and any fees required by law or permitted by the indenture. XM is not required to transfer or exchange any note selected for redemption. Also, XM is not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

Parent Guarantee

The notes are jointly and severally, irrevocably and unconditionally guaranteed on a senior secured basis by Holdings.

Security

Except for the Excluded Assets, the notes and the Indenture Guarantee are secured by a first priority security interest (on a shared basis with approximately $614.2 million of existing gross indebtedness before discounts (on a pro forma as adjusted basis as of December 31, 2003) and any additional secured financing of Pari Passu Indebtedness (“Additional Indebtedness”) that XM is permitted to incur as set forth in “Certain Covenants—Incurrence of Indebtedness” and “—Liens”), subject to Permitted Liens, in substantially all of the assets of XM and Holdings, including the following assets (to the extent they do not constitute Excluded Assets):

•	U.S. registered trademarks, patents and copyrights,

•	intellectual property license agreements,

•	equipment, inventory and other personal property,

•	accounts and general intangibles, including contract rights and the operating agreement between XM and FCC License Subsidiary,

•	deposit accounts and securities accounts, and

•	the capital stock of each of XM’s Restricted Subsidiaries that are owned directly by XM, Holdings and any future Subsidiary Guarantors (collectively, “Collateral”).

“Excluded Assets” include, among other things, (i) any licenses issued by the FCC to the extent that the licenses cannot be subject to security interests, (ii) assets securing purchase money obligations or Capital Lease Obligations permitted to be incurred under the indenture, (iii) any assets, agreements, leases, permits or licenses or other assets or property that are not permitted to be subjected to a Lien without the consent of third parties, whether pursuant to applicable law or existing agreements, to the extent that such consent is not obtained, (iv) a certain spare satellite bus and related assets, and (v) the capital stock of controlled foreign corporations (as defined in the IRS Internal Revenue Code of 1986, as amended) in excess of 65% of the voting rights of such corporations. The Collateral will not include any interests in real property, whether owned or leased by XM or Holdings.

The Trustee on behalf of the holders of the notes acceded to the FCC License Subsidiary Pledge Agreement pursuant to which XM provides a pledge of the Capital Stock of FCC License Subsidiary to the Collateral Agent for the benefit of the notes, approximately $614.2 million of other gross indebtedness before discounts on a pro forma as adjusted basis as of December 31, 2003 and any future Additional Indebtedness, including the $100 million revolving credit facility with General Motors. In addition, the Trustee on behalf of the holders of the notes acceded to the General Security Agreement pursuant to which XM and Holdings provide security interests in substantially all of the other Collateral to the Collateral Agent for the benefit of the holders of the notes, $591.3 million of other gross indebtedness before discounts on a pro forma as adjusted basis as of December 31, 2003 and any future Additional Indebtedness.

The notes do not have the benefit of any security interest in the assets of subsidiaries of XM or Holdings (other than XM). In addition, the notes do not have the benefit of any Guarantees from those subsidiaries.

So long as no Event of Default or a default under the other secured obligations shall have occurred and be continuing, and subject to certain terms and conditions, XM and Holdings are entitled to exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the Security Agreements and to remain in possession and retain exclusive control of the Collateral (other than as set forth in the Security Agreements), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon. Upon the occurrence and during the continuance of an Event of Default or a default under the other secured obligations, subject to the provisions of the Intercreditor Agreements:

(1) all of the rights of XM and Holdings to exercise voting or other consensual rights with respect to all Capital Stock included in the Collateral shall cease, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights; and

(2) the Collateral Agent may take possession of and sell the Collateral or any part thereof in accordance with the terms of the Security Agreements.

In the case of an Event of Default or a default under the other secured obligations, the Collateral Agent will only be permitted, except for certain emergency actions, to exercise remedies and sell the Collateral under either Security Agreement at the direction of the holders of a majority of the indebtedness secured by such Security Agreement. See “—Intercreditor Agreements”. If such remedies are exercised by the Collateral Agent, the proceeds from the sale of the Collateral will be applied to all of the indebtedness secured by such Collateral (not just the notes), and may not be sufficient to satisfy our obligations under the notes and the other indebtedness secured by the Collateral in full. See “Risk Factors—The security for your notes and other remedies will be shared with other debtholders.”

Upon the full and final payment and performance of all our Obligations under the indenture and the notes, the security interest for the benefit of the trustee and the noteholders will terminate, and the interest of the trustee and the noteholders in the Collateral will be released. Prior to such time, the Collateral may also be released in connection with asset sales that are permitted under the indenture.

Perfection and Non-Perfection of Security Interests in Collateral

The security interests created by the Security Agreements have not been and will not be perfected with respect to certain items of Collateral. Specifically, XM and Holdings are not required under the Security Agreements to take actions to perfect the security interests in the Collateral other than by filing a financing statement in the jurisdiction of organization of XM and Holdings, delivering possession of certificated Capital Stock of material subsidiaries to the Collateral Agent, and making certain filings with the United States Patent and Trademark Office and the United States Copyright Office. To the extent that such actions are not sufficient to perfect a security interest in certain items of Collateral (as will be the case, for example, for Collateral consisting of deposit accounts and securities accounts, and may also be the case for certain investment property and equipment, including satellites in orbit and equipment affixed to real property so as to constitute fixtures), the Collateral Agent’s rights are equal to the rights of the general unsecured creditors of XM and Holdings (as applicable) in the event of a bankruptcy. Outside of bankruptcy, the security interests of certain other lienholders, such as judgment creditors and any creditors who obtain a perfected security interest in any items of Collateral in which the Collateral Agent’s security interest is unperfected, would take priority over the Collateral Agent’s security interest in such items of Collateral. Accordingly, while XM has agreed not to grant additional security interests in the Collateral (other than security interests constituting Permitted Liens), there can be no assurance that the assets in which the Collateral Agent’s security interest is unperfected will be available upon the occurrence of an Event of Default or a default under the other secured obligations to satisfy the Obligations under the notes. In addition, certain assets may be subject to existing perfected Permitted Liens that would take priority over any liens granted in such assets under the Security Agreements.

Certain Limitations on the Collateral

There can be no assurance that the proceeds of any sale of Collateral following an Event of Default or a default under the other secured obligations with respect to the notes would be sufficient to satisfy, or would not be substantially less than, amounts due on the notes and the other obligations secured by the Collateral. See “Risk Factors—The security for your notes and other remedies will be shared with other debtholders.”

With respect to some of the Collateral, the Collateral Agent’s security interest and ability to foreclose also will be limited by the need to meet certain requirements, such as obtaining third party consents and making additional filings. If XM or Holdings (as applicable) are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the Collateral or any recovery with respect thereto. In particular, the Collateral Agent under the Security Agreements is not entitled to exercise any rights with respect to the Collateral upon the occurrence of an Event of Default or a default under the other secured obligations if such action would constitute or result in any assignment of FCC License Subsidiary’s FCC license or any Change of Control (whether as a matter of law or fact) of XM or FCC License Subsidiary unless the prior approval of the FCC is first obtained. XM cannot assure you that any such required FCC approval can be obtained on a timely basis, or at all. These requirements may limit the number of potential bidders for certain Collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the Collateral. Therefore, the practical value of realizing on the Collateral may, without the appropriate consents and filings, be limited.

No appraisals of any of the Collateral have been prepared by or on behalf of XM in connection with this offering. The value of the Collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. There also can be no assurance that the Collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain.

The Collateral does not include any interests in real property or any assets that constitute Excluded Assets. In addition, to the extent that Liens, rights and easements granted to third parties encumber real property owned or leased by XM or Holdings on which Collateral is located, such third parties have or may exercise rights and remedies with respect to such real property that could adversely affect the value of the Collateral located at such site and the ability of the Collateral Agent to realize or foreclose on Collateral at such site.

Accordingly, there can be no assurance that the proceeds of any sale of the Collateral pursuant to the indenture, the Intercreditor Agreements and the Security Agreements following an Event of Default or a default under the other secured obligations would be sufficient to satisfy, or would not be substantially less than, amounts due on the notes and the other indebtedness secured by the Collateral. If the proceeds of any sale of the

Collateral were not sufficient to repay all amounts due on the notes and the other indebtedness secured by the Collateral, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of XM and Holdings.

Intercreditor Agreements

The trustee for the notes acceded to the General Security Intercreditor Agreement and the FCC License Subsidiary Pledge Intercreditor Agreement. In addition to the notes, the holders of $591.3 million of gross indebtedness before discounts on a pro forma as adjusted basis as of December 31, 2003 are also parties to the General Security Agreement and the holders of approximately $614.2 million of gross indebtedness before discounts on a pro forma as adjusted basis as of December 31, 2003 are also parties to the FCC License Subsidiary Pledge Intercreditor Agreement. Such intercreditor agreements provide for the appointment of the Collateral Agent to act on behalf of such parties under the General Security Agreement or the FCC License Subsidiary Pledge Agreement, as applicable, and establish the terms and conditions under which the Collateral Agent may exercise remedies against the Collateral under such agreements. Proceeds from any liquidation of Collateral are required under each Intercreditor Agreement to be applied: (i) first, to pay amounts owing to the Collateral Agent, (ii) second, to reimburse the parties secured by such collateral for any indemnification amounts paid to the Collateral Agent, (iii) third, to the payment of accrued and unpaid interest on the indebtedness secured by such Collateral, (iv) fourth, to the payment of all amounts of principal (or, if applicable, unpaid accreted value) in respect of the Indebtedness secured by such Collateral, (v) fifth, to all other amounts then owing in respect of the indebtedness secured by such Collateral, and (iv) sixth, the balance, if any, to XM or such other persons as are entitled thereto. All applications of proceeds pursuant to clauses (ii) though (v) above are required to be allocated among the secured parties on a pro rata basis according to the principal (or, if applicable, accreted value), interest and other amounts owing in respect of the indebtedness secured by the Collateral at the time of the distribution.

If an Event of Default or a default under the other secured obligations occurs under the indenture and the holders of the majority in principal amount of the notes instruct the trustee to direct the Collateral Agent to foreclose on the Collateral, the trustee will notify the Collateral Agent of such event. The Collateral Agent will in turn notify the other parties to the Intercreditor Agreements of such event and will request instructions with respect to any actions to be taken under the Security Agreements. If the unpaid principal amount of the notes represents more than 50% of the aggregate principal amount of indebtedness secured by a Security Agreement, then the Collateral Agent will foreclose on the Collateral subject to such Security Agreement at the direction of the trustee. In the case where the unpaid principal amount of the notes does not represent more than 50% of the aggregate principal amount of the indebtedness secured by a Security Agreement, the Collateral Agent will only foreclose on the Collateral subject to such Security Agreement if other parties to the Intercreditor Agreement relating to such Security Agreement that, together with the trustee, represent more than 50% of the aggregate principal amount of the indebtedness secured by such Security Agreement, also instruct the Collateral Agent to take such action. XM and Holdings cannot assure you that any other parties will instruct the Collateral Agent to foreclose on the Collateral when requested by the trustee. As a result, the trustee and the holders may be precluded from realizing on the Collateral at the time that an Event of Default or a default under the other secured obligations occurs under the indenture.

Certain Bankruptcy Limitations

The right of the trustee to take possession and dispose of the Collateral upon the occurrence of an Event of Default or a default under the other secured obligations is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against XM and Holdings prior to the trustee having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing

(and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments; provided, that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the notes and the other Obligations secured by such Collateral, the holders of the notes and such other Obligations would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall. Applicable Federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are over secured or the debtor is solvent at the time of reorganization. In addition, if XM or Holdings were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain pre-petition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Optional Redemption

XM will have the option to redeem all or a part of the notes upon not less than 10 nor more than 60 days’ notice from the date hereof through April 30, 2005 at a redemption price equal to 102% of the principal amount, and thereafter at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, and Liquidated Damages if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2005	101.000%
2006 and thereafter	100.000%

Unless XM defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

XM is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, XM will make an offer (a “Change of Control Offer”) to each holder of notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, XM will offer a Change of Control payment in cash equal to 101 % of the principal amount (plus accrued and unpaid interest, and Liquidated Damages if any) thereon to the date of purchase. Within 30 days following any Change of Control, XM will mail a notice to each holder stating that a Change of Control Offer is being made, the purchase price, the Change of Control payment date, which date shall be no earlier than 30 days and no later than 60 calendar days from the date such notice is mailed, and other information regarding the Change of Control Offer required by the indenture. XM will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, XM will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control payment date, XM will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions thereof being purchased by XM.

The paying agent will promptly mail to each holder of notes so tendered the Change of Control payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder an exchange note equal in principal amount to any unpurchased portion of the notes surrendered by such holder, if any; provided that each such exchange note will be in a principal amount of $1,000 or an integral multiple thereof.

XM will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control payment date.

The provisions described above that require the issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that XM repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

XM will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by XM and purchases all notes validly tendered and not withdrawn under such Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in the payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of XM and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require XM to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of XM and its Subsidiaries taken as a whole to another person or group may be uncertain.

Asset Sales

XM will not, and will not permit any of XM’s Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) XM (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by XM’s Board of Directors (whose good faith determination shall be conclusive) and evidenced by a Board Resolution set forth in an officers’ certificate delivered to the trustee; and

(3) at least 75% of the consideration received therefor by XM or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on XM’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of XM or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases XM or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by XM or any such Restricted Subsidiary from such transferee that are converted by XM or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 30 days of the receipt thereof; and

(c) any stock or assets of the kind referred to in clause (x)(1) or (x)(3) of the second succeeding paragraph.

Any Restricted Payment that is permitted under “Certain Covenants—Restricted Payments” will not be deemed to be an Asset Sale.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, XM may:

(x) apply such Net Proceeds from such Asset Sale, at its option:

(1) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business, or Voting Stock of a Restricted Subsidiary engaged in a Permitted Business (other than any such Voting Stock owned or held by a Restricted Subsidiary);

(2) to make a capital expenditure; or

(3) to acquire other assets that are used or useful in a Permitted Business that have an expected useful life of one year or longer;

(y) enter into a legally binding agreement to apply such Net Proceeds as described in the preceding clause (x) within six months after such agreement is entered into and apply such Net Proceeds in accordance with the terms of such agreement or the provisions of clause (x) above; provided that if such agreement terminates XM shall have until the earlier of (i) 90 days after the date of such termination and (ii) six months after the date of the Asset Sale resulting in such Net Proceeds to effect such an application; or

(z) permanently repay (and reduce the commitments with respect to) Pari Passu Indebtedness.

Pending the final application of any such Net Proceeds, XM may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from such Asset Sale that are not finally applied or invested as provided in the first sentence of the preceding paragraph will constitute “Excess Proceeds.” Within five days of each date on which the aggregate amount of Excess Proceeds exceeds $10.0 million, XM will commence an Asset Sale Offer to all holders of notes and all holders of Pari Passu Indebtedness containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount (or, if applicable, accreted value) of notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount (or accreted value, if applicable, of such other Indebtedness plus accrued and unpaid interest, and Liquidated Damages if any) to the date of closing of the offer. If any Excess Proceeds remain after consummation of an Asset Sale Offer, XM may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and principal amount (or, if applicable, accreted value) of such other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and such other Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and principal amount (or, if applicable, accreted value) of such other Pari Passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

XM will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, XM will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

The agreements governing XM’s other Indebtedness contain, or may in the future contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the holders of notes of their right to require XM to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not. Finally, XM’s ability to pay cash to the holders of notes upon a repurchase may be limited by XM’s then existing financial resources. See “Risk Factors—We may not have the ability to fund a change of control offer if required by the indenture.”

Selection and Notice

If less than all of the notes are to be redeemed or purchased in an offer to purchase at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not so listed, on a pro rata basis.

Notes and portions of notes selected will be in amounts of $1,000 or whole multiples of $1,000, except that if all notes of a holder are to be redeemed, the entire amount of notes held by such holder, even if not a multiple of $1,000, will be redeemed. Notices of redemption shall be mailed by first class mail at least 10 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. An exchange note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption at the redemption price. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

XM will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of XM’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving XM) or to the direct or indirect holders of XM’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of XM and cash in lieu of fractional interests not to exceed 1 % of the Equity Interests distributed or paid);

(2) other than pursuant to a Parent Company Merger, purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving XM) any Equity Interests of XM (other than any such Equity Interests owned by XM or any of XM’s Restricted Subsidiaries) or any Affiliate of XM (other than any of XM’s Restricted Subsidiaries);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the notes except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) XM would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Consolidated Indebtedness to Adjusted Consolidated Operating Cash Flow ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by XM and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (7), (13) and (14) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) the difference between (i) the Cumulative Available Cash Flow determined at the time of such Restricted Payment and (ii) 150% of XM’s cumulative consolidated interest expense, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, determined for the period commencing on January 29, 2003 and ending on the last day of the latest fiscal quarter for which XM’s consolidated financial statements are available preceding the date of such Restricted Payment, plus

(b) 100% of the aggregate net cash proceeds received by XM commencing on January 29, 2003 as a contribution to its common equity capital or from the issue or sale of XM’s Equity Interests (other than Disqualified Stock) or of contributions to the equity capital of XM by Holdings or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of XM that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of XM) or the fair market value of the consideration (if other than cash) from the issue or sale of Equity Interests (other than Disqualified Stock) of XM or of actual or deemed capital contributions to the common equity capital of XM by Holdings from the issuance of Equity Interests of Holdings in exchange for the retirement of Pari Passu Indebtedness of XM since January 29, 2003, plus

(c) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of XM’s Investment in such Subsidiary as of the date of such redesignation and (ii) such fair market value immediately prior to the time such Subsidiary was designated as an Unrestricted Subsidiary; plus

(d) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, minus

(e) the aggregate principal amount of Indebtedness then outstanding which was incurred pursuant to clause (1)(b) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of Indebtedness.”

The preceding provisions will not prohibit, so long as no Default has occurred and is continuing or would be caused thereby:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture, and such payment will be deemed to have been paid on the date of declaration for purposes of the calculation in the foregoing paragraph;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any of subordinated Indebtedness of XM or of any of XM’s Equity Interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of XM) of, XM’s Equity Interests (other than Disqualified Stock) and cash payments in lieu of fractional interests not to exceed 1 % of the Equity Interests so redeemed, repurchased, retired, defeased or otherwise acquired; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness of XM in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary of XM) of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of XM to the holders of its common Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of XM or any Restricted Subsidiary of XM held by any member of XM’s (or any of XM’s Restricted Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1,000,000 in any twelve-month period;

(6) the purchase of any subordinated Indebtedness at a purchase price not greater than 100% of the principal amount or accreted value thereof, as the case may be, together with accrued interest, if any, following an Asset Sale in accordance with provisions similar to those contained in the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; provided, however, that prior to making any such purchase XM has made the Excess Proceeds Offer as provided in such covenant with respect to the notes and has purchased all notes validly tendered for payment in connection with such Excess Proceeds Offer;

(7) making payments to dissenting shareholders pursuant to applicable law in connection with a consolidation or merger of XM made in compliance with the provisions of the indenture;

(8) Restricted Investments in an amount equal to 100% of Total Incremental Equity since the date of the indenture determined as of the date any such Restricted Investment is made, less the aggregate principal amount of Indebtedness then outstanding which was incurred pursuant to clause (1)(b) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of Indebtedness;”

(9) the purchase of (a) any subordinated Indebtedness of XM at a purchase price not greater than 101 % of the principal amount or accreted value thereof, as the case may be, together with accrued interest, if any, in the event of a Change of Control in accordance with provisions similar to those of the covenant described under the caption “Repurchase at the Option of Holders—Change of Control” or (b) any Preferred Stock of XM at a purchase price not greater than 101 % of the liquidation preference thereof, together with accrued dividends, if any, in the event of a Change of Control in accordance with provisions similar to those of the covenant described under the caption “Repurchase at the Option of Holders—Change of Control”; provided, however, that, in each case, prior to such purchase XM has made the Change of Control Offer as provided in the indenture with respect to the notes and has purchased all notes validly tendered for payment in connection with such Change of Control Offer;

(10) the payment of dividends to Holdings the proceeds of which are used to satisfy ordinary course administrative expenses of Holdings, but in no event to exceed $1.0 million in any given fiscal year;

(11) for so long as Holdings files consolidated income tax returns which include XM, the payment of any dividend required pursuant to the Tax Sharing Agreement between XM and Holdings, and any renewals, extensions, implementations or modifications thereof that are not materially adverse to the holders; provided that any such payment made by XM to Holdings from time to time shall not exceed the net amount of the relevant (estimated or final, as the case may be) tax liability that Holdings actually owes to the appropriate taxing authority at such time;);

(12) any payments required by Section 9.7(b) of the note purchase agreement providing for the sale and issuance of the notes referred to in clause (3) of the definition of “January 2003 Financing Transactions;”

(13) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of XM or any Restricted Subsidiary of XM issued on or after the date of the indenture in accordance with the Total Consolidated Indebtedness to Adjusted Consolidated Operating Cash Flow ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness;”

(14) the repurchase, redemption or other acquisition or retirement of Equity Interests (other than Disqualified Stock) deemed to occur upon the exercise, exchange or conversion of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, and the repurchase, redemption or other acquisition or retirement of Equity Interests (other than Disqualified Stock) made in lieu of withholding taxes resulting from the exercise, exchange or conversion of stock options, warrants or other similar rights; and

(15) other Restricted Payments in an aggregate amount not to exceed $10 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by XM or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose good faith resolution with respect thereto shall be conclusive and shall be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing (or, in the case of assets such as satellites or network components generally found only in the satellite industry, an appraiser or other professional with expertise in the valuation of assets of such type) if the fair market value exceeds $20.0 million. Not later than the date of making any Restricted Payment, XM shall deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Incurrence of Indebtedness and Issuance of Disqualified Stock

XM will not, and will not permit any of XM’s Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to

(collectively, “incur”) any Indebtedness (including Acquired Debt), and XM will not issue any Disqualified Stock; provided, however, that XM may incur Indebtedness or issue Disqualified Stock and a Subsidiary Guarantor may incur Acquired Debt if the ratio of Total Consolidated Indebtedness to Adjusted Consolidated Operating Cash Flow for XM’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at less than or equal to 6.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by XM or any Subsidiary Guarantor of Pari Passu Indebtedness or Satellite Vendor Indebtedness in an aggregate principal amount (including the aggregate principal amount of all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (1)), which does not exceed at any time outstanding (a) $500 million plus (b) the amount equal to 175% of Total Incremental Equity as of the date of such incurrence;

(2) unsecured subordinated Indebtedness or Disqualified Stock of XM incurred to finance the construction, expansion, development or acquisition of music libraries and other recorded music programming, furniture, fixtures and equipment (including satellites, ground stations and related equipment) if such subordinated Indebtedness or Disqualified Stock, as applicable, has a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the notes and has a final Stated Maturity of principal later than the Stated Maturity of principal of the notes;

(3) unsecured subordinated Indebtedness or Disqualified Stock of XM in an aggregate principal amount (or liquidation preference, as applicable) (including the aggregate principal amount (or liquidation preference, as applicable) of all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness or Disqualified Stock, as applicable, incurred pursuant to this clause (3)) at any time outstanding not to exceed the product of (a) $100.00 and (b) the number of Subscribers at such time if such subordinated Indebtedness or Disqualified Stock, as applicable, has a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the notes and has a final Stated Maturity of principal later than the Stated Maturity of principal of the notes;

(4) the incurrence by XM and Restricted Subsidiaries of the Existing Indebtedness, including pursuant to the January 2003 Financing Transactions;

(5) the incurrence by XM and any Subsidiary Guarantors of Indebtedness represented by the notes and any Subsidiary Guarantees thereof and the exchange notes and any Subsidiary Guarantees thereof to be issued pursuant to the registration rights agreement;

(6) the incurrence by XM or any Restricted Subsidiaries (other than XM Leasing) of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, construction or improvement of property, plant or equipment used in the business of XM or such Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (6), not to exceed $30.0 million at any time outstanding;

(7) the incurrence by XM or any Subsidiary Guarantors, or Restricted Subsidiaries as applicable, of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), (3), (4), (5), (6), (7), (12), (13) or (14) of this paragraph;

(8) the incurrence by XM or any Restricted Subsidiaries (other than XM Leasing) of intercompany Indebtedness between or among XM and any Restricted Subsidiaries; provided, however, that:

(a) if XM is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than XM or a Restricted Subsidiary thereof (other than XM Leasing) and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either XM or a Restricted Subsidiary (other than XM Leasing) thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by XM or such Restricted Subsidiary (other than XM Leasing), as the case may be, that was not permitted by this clause (8);

(9) the incurrence by XM of Hedging Obligations incurred in the ordinary course of business;

(10) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant;

(11) the incurrence by XM of additional Indebtedness (including Acquired Debt) or Disqualified Stock in an aggregate principal amount (or liquidation preference or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness or Disqualified Stock incurred pursuant to this clause (11), not to exceed $30.0 million;

(12) Indebtedness the proceeds of which are utilized solely to finance working capital in an aggregate principal amount at any time outstanding not to exceed the lesser of (a) $50.0 million and (b) 80% of Qualified Receivables;

(13) from and after any Parent Company Merger, Indebtedness of Holdings in existence on the date of the indenture;

(14) any Qualified Sale and Leaseback Transaction; and

(15) any Indebtedness of XM Leasing when taken together with all amounts permitted by clause (14) of the definition of “Permitted Investments” not exceeding $5.0 million outstanding at any time.

XM will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of XM’s unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of XM shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of XM solely by virtue of being unsecured.

For purposes of determining compliance with this “Incurrence of Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, XM will, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph of this covenant.

Liens

XM will not, and will not permit any of XM’s Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

XM will not, and will not permit any of XM’s Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to XM or any of XM’s Restricted Subsidiaries or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to XM or any of XM’s Restricted Subsidiaries;

(2) make loans or advances to XM or any of XM’s Restricted Subsidiaries;

(3) transfer any of its properties or assets to XM or any of XM’s Restricted Subsidiaries; or

(4) guarantee any Indebtedness of XM or any of XM’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the indenture;

(2) the indenture and the notes;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by XM or any of XM’s Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in leases or contracts or real property mortgages or related documents entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations, Capital Lease Obligations or mortgage financings that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

XM will not consolidate or merge with or into (whether or not XM is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of XM and XM’s Restricted Subsidiaries taken as a whole, in one or more related transactions to, another Person unless:

(1) XM is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than XM) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than XM) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of XM under the notes, the indenture, the Intercreditor Agreements and the Security Agreements pursuant to agreements in a form reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) XM or the Person formed by or surviving any such consolidation or merger (if other than XM), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of XM immediately preceding the transaction.

In addition, XM will not lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a consolidation, merger, sale, assignment, transfer, conveyance or other disposition of properties or assets between or among (1) XM and any of XM’s Wholly Owned Restricted Subsidiaries or (2) XM and Holdings.

Transactions with Affiliates

XM will not, and will not permit any of XM’s Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to XM or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by XM or such Restricted Subsidiary with an unrelated Person; and

(2) XM delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and, if an opinion meeting the requirements set forth in clause (b) below has not been obtained, that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors who have no direct financial interest in such Affiliate Transaction (other than as a stockholder of XM or Holdings); and

(b) with respect to (x) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, or (y) an Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million where none of the members of the Board of Directors qualify as having no direct financial interest in such Affiliate Transaction (other than as a stockholder of XM or Holdings), an opinion as to the fairness to XM or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transaction by XM or any Restricted Subsidiary with an Affiliate related to the purchase, sale or distribution of products in the ordinary course of business, which has been approved by a majority of the members of the Board of Directors who are disinterested with respect to such transaction;

(2) any employment agreement or arrangement or employee benefit plan entered into by XM or any of XM’s Restricted Subsidiaries in the ordinary course of business of XM or such Restricted Subsidiary;

(3) transactions between or among XM and/or XM’s Restricted Subsidiaries;

(4) payment of reasonable directors fees and provisions of customary indemnification to directors, officers and employees of XM and XM’s Restricted Subsidiaries;

(5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of ours;

(6) Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments” and under clauses (8) and (9) of the definition of “Permitted Investments”;

(7) transactions pursuant to the Tax Sharing Agreement and any renewals, extensions, implementations or modifications thereof that are not materially adverse to the holders;

(8) contractual arrangements existing on the date of the indenture, including the January 2003 Financing Transactions, and any renewals, extensions, implementations or modifications thereof that are not materially adverse to the holders;

(9) increases, decreases or other modifications to the Indebtedness referred to in clause (4) of the definition of “January 2003 Financing Transactions”, which has been approved by a majority of the members of the Board of Directors who are disinterested with respect to such transaction; and

(10) the Parent Company Merger.

Sale and Leaseback Transactions

XM will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction (other than a sale and leaseback transaction between XM and one or more of its Restricted Subsidiaries that are not Subsidiary Guarantors or among Restricted Subsidiaries that are not Subsidiary Guarantors) other than a Qualified Sale and Leaseback Transaction; provided that XM and/or one or more Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(1) XM or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Total Consolidated Indebtedness to Adjusted Consolidated Operating Cash Flow ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of XM and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and XM applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Insurance

XM will obtain prior to the launch of each satellite and will maintain launch insurance with respect to each satellite launch covering the period from the launch to 180 days following the launch of each satellite in an amount equal to or greater than the sum of (1) the cost to replace such satellite with a satellite of comparable or superior technological capability (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and having at least as much transmission capacity as the satellite to be replaced, (2) the cost to launch a replacement satellite pursuant to the contract whereby a replacement satellite will be launched and (3) the cost of launch insurance for such replacement or, in the event that XM has reason to believe that the cost of obtaining comparable insurance for a replacement would be materially higher, XM’s best estimate of the cost of such comparable insurance (in each case such costs being determined as of the date such insurance is procured by the Board of Directors whose determination shall be conclusive and evidenced by a Board Resolution). Notwithstanding the foregoing, at any time when XM has two primary satellites in-orbit and fully functioning, XM will not be obligated to obtain insurance pursuant to this paragraph with respect to the launch of any satellite that XM does not intend to use as a replacement for one of the two primary satellites used by XM to provide the XM Radio Service.

XM will maintain full in-orbit insurance with respect to each satellite it owns and launches in an amount at least equal to the sum of (1) the cost to replace such satellite with a satellite of comparable or superior technological capability (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and having at least as much transmission capacity as the satellite to be replaced (or such percentage of replacement value as is then reasonably obtainable in the insurance market at a commercially reasonable cost), (2) the cost to launch a replacement satellite pursuant to the contract pursuant to which a replacement satellite will be launched and (3) the cost of launch insurance for such replacement or, in the event that XM has reason to believe that the cost of obtaining comparable insurance for a replacement would be materially higher, XM’s best estimate of the cost of such comparable insurance (provided, however, that with respect to any satellite as to which there has been an insured loss, the required amount of such insurance shall equal the lesser of such sum and the amount reasonably obtainable in the insurance market at a commercially reasonable cost, as determined by the Board of Directors whose determination shall be conclusive and evidenced by a Board Resolution). The in-orbit insurance required by this paragraph will provide that if 50% or more of a satellite’s capacity is lost, the full amount of insurance will become due and payable, and that if a satellite is able to maintain more than 50% but less than 100% of its capacity, a portion of such insurance will become due and payable. Notwithstanding the foregoing, at any time when XM has two primary satellites in-orbit and fully functioning, XM will not be obligated to obtain insurance pursuant to this paragraph with respect to any satellite that XM does not intend to use as a replacement for one of the two primary satellites used by XM to provide the XM Radio Service.

In the event that XM receives proceeds from insurance relating to any satellite, XM will be entitled to use all or any portion of such proceeds for any purpose, including (1) to repay any vendor or third-party purchase money financing pertaining to such satellite that is required to be repaid by reason of the loss giving rise to such insurance proceeds, (2) to develop and construct a replacement satellite, or (3) general corporate purposes.

Material Subsidiaries

XM shall cause any Person that becomes a Material Subsidiary of XM, defined as a Restricted Subsidiary (other than XM Equipment Leasing) that guarantees certain Indebtedness other than the notes, at any time on or after the date of the indenture for the notes, to execute and deliver, reasonably promptly after such event to the trustee under the indenture, an Indenture Guarantee and the General Security Agreement, in each case, duly executed on behalf of such Material Subsidiary by an Officer thereof.

Payments for Consent

Neither XM nor any of XM’s Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Parent Guarantor will furnish to the holders of notes, within 15 days following the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Parent Guarantor’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K.

Whether or not required by the rules and regulations of the SEC, the Parent Guarantor will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

If the combined operations of the Parent Guarantor and its subsidiaries, excluding the operations of XM and its Restricted Subsidiaries and excluding cash and cash equivalents, would, if held by a single Unrestricted Subsidiary of XM, constitute a Significant Subsidiary of XM, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of XM and XM’s Restricted Subsidiaries separate from the financial condition and results of operations of the Parent Guarantor and its other Subsidiaries; provided however, that the requirements of this paragraph shall not apply if XM files with the SEC the reports referred to in clauses (1) and (2) above, and any such report contains the information described in this paragraph.

In addition, XM and the Guarantors agree that, for so long as any notes remain outstanding, if at any time the Parent Guarantor is not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of the notes and to the securities analysts and prospective investors, upon their request, the information relating to the Parent Guarantor required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

An “Event of Default” occurs if:

(1) XM defaults in the payment when due of interest on, or Liquidated Damages with respect to, the notes and such default continues for 30 days;

(2) XM defaults in payment when due of the principal of or premium, if any, on the notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise;

(3) XM defaults in the performance, or breaches the provisions of the covenant described in “—Merger, Consolidation or Sale of Assets,” fails to make or consummate a Change of Control Offer in accordance with the provisions of the covenant described in “—Repurchase at the Option of Holders—Change of Control” or fails to make or consummate an Asset Sale Offer in accordance with the provisions of the covenant described under “—Repurchase at the Option of Holders—Asset Sales;”

(4) XM or any of XM’s Restricted Subsidiaries fails to observe or perform any other covenant or other agreement in the indenture, the notes, either of the Security Agreements or either of the Intercreditor Agreements for 60 days after notice to XM by the trustee or holders of at least 25% of the aggregate principal amount of the notes (including Additional Notes, if any) then outstanding voting as a single class;

(5) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by XM or any of XM’s Restricted Subsidiaries (or the payment of which is guaranteed by XM or any of XM’s Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

(a) results in the acceleration of such Indebtedness prior to its express maturity; or

(b) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “payment default”), and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) a final nonappealable judgment or judgments for the payment of money are entered by a court or courts of competent jurisdiction against XM or any of its Restricted Subsidiaries and such judgment or judgments remain undischarged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all undischarged judgments exceeds $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing);

(7) certain events of bankruptcy or insolvency with respect to XM or any of its Significant Subsidiaries;

(8) XM or Parent Guarantor repudiates any of its obligations under either of the Security Agreements or either of the Intercreditor Agreements, or either of the Security Agreements or either of the Intercreditor Agreements is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect otherwise than in accordance with its terms or the terms of the indenture; or

(9) any Indenture Guarantee is held in a judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (except pursuant to its terms or pursuant to the terms of the indenture) or any Subsidiary Guarantor shall deny or disaffirm its obligations under its Indenture Guarantee.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to XM, any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, the principal amount of all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the principal amount of the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal amount, premium or interest) if it determines that withholding notice is in their interest.

The holders of not less than a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal amount of, the notes.

XM is required to deliver to the trustee annually an officer’s certificate regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, XM is required to deliver to the trustee an officer’s certificate specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, agent, incorporator, member, manager, partner or stockholder of XM or any Guarantor, as such, shall have any liability for any obligations of XM or any Guarantor under the notes, the indenture, the Indenture Guarantees or the Security Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

XM may, at its option and at any time, elect to have all of XM’s and any Guarantors’ obligations discharged with respect to the outstanding notes and all obligations under the Indenture Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal amount of, or interest, premium or Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2) XM’s and any Guarantors’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and XM’s and any Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, XM may, at its option and at any time, elect to have the obligations of XM and the Guarantors released with respect to certain covenants (including its obligations to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) XM must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal amount of, or interest, premium and Liquidated Damages, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and XM must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, XM shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) XM has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel” shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, XM shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness to be applied to such deposit); and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which XM is a party or by which XM is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which XM or any of XM’s Subsidiaries is a party or by which XM or any of XM’s Subsidiaries is bound;

(6) XM must deliver to the trustee an officers’ certificate stating that the deposit was not made by XM with the intent of preferring the holders of notes over the other creditors of XM with the intent of defeating, hindering, delaying or defrauding any other creditors of XM; and

(7) XM must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes, the Indenture Guarantees, either of the Security Agreements or either of the Intercreditor Agreements may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture, the notes, the Indenture Guarantees, either of the Security Agreements or either of the Intercreditor Agreements may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). Each of the Security Agreements may also be amended pursuant to the terms of the applicable Intercreditor Agreement without the consent of the holders of at least a majority in principal amount of the notes.

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal amount of, or interest, premium or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes then outstanding (including Additional Notes, if any) and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or interest, premium or Liquidated Damages, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any portion of the Collateral from the Lien of the Security Agreements, except in accordance with the terms thereof;

(9) release any Guarantor from its obligations under the Guarantees or the indenture, except in accordance with the terms thereof; or

(10) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, XM, the Guarantors and the trustee may amend or supplement the indenture, the notes, the Indenture Guarantees, either of the Security Agreements or either of the Intercreditor Agreements:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes, or to alter the provisions of the indenture concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust in a manner that does not materially adversely affect any holder;

(3) to provide for the assumption of XM’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of XM’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the indenture;

(7) to conform the text of the indenture, the Indenture Guarantees, the Security Agreements, the Intercreditor Agreements or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Indenture Guarantees, the Security Agreements, the Intercreditor Agreements or the notes;

(8) to allow any Subsidiary Guarantor to execute a supplemental indenture and/or Guarantee with respect to the notes; or

(9) to amend the General Security Agreement to no longer require (or waive any such requirement) periodic reporting to the Collateral Agent on newly acquired intellectual property and other personal property by XM, Holdings or any Guarantor.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes and Indenture Guarantees issued thereunder, when:

(1) either:

(a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to XM) have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and XM has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium or Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which XM or any Guarantor is a party or by which XM or any Guarantor is bound;

(3) XM or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) XM has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, XM must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of XM, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person (x) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person or (y)

Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, provided that, in each case, such Indebtedness or Lien, as applicable, is not incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person.

“Additional Notes” means additional notes (other than the Initial Notes) issued under the indenture in accordance with the covenant described under “Certain Covenants—Incurrence of Indebtedness,” as part of the same series as the Initial Notes.

“Adjusted Consolidated Operating Cash Flow” means Consolidated Operating Cash Flow for the latest four fiscal quarters for which consolidated financial statements of XM are available, taken as a whole. For purposes of calculating Consolidated Operating Cash Flow for any four fiscal quarter period for purposes of this definition, (1) all Restricted Subsidiaries of XM on the date of the transaction giving rise to the need to calculate Adjusted Consolidated Operating Cash Flow (the “Transaction Date”) shall be deemed to have been Restricted Subsidiaries at all times during such four fiscal quarter period and (2) any Unrestricted Subsidiary on the transaction date shall be deemed to have been an Unrestricted Subsidiary at all times during such four fiscal quarter period.

In addition, for purposes of calculating Adjusted Consolidated Operating Cash Flow:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the calculation date shall be given pro forma effect as if they had occurred on the first day of the four quarter reference period and Adjusted Consolidated Operating Cash Flow for such reference period shall be calculated on a pro forma basis but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

(2) the Consolidated Operating Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the calculation date, shall be excluded.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that any specified Person that has beneficial ownership of 10% or more of the Voting Stock of XM shall be deemed to be an Affiliate of XM. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Applicable Eurodollar Rate” means, for each quarterly period during which any note is outstanding subsequent to the initial quarterly period, 550 basis points over the rate determined by XM (notice of such rate to be sent to the trustee by XM on the date of determination thereof) equal to the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such quarterly period; provided that, if no such British Bankers’ Association LIBOR rate is available to XM, the Applicable Eurodollar Rate for the relevant quarterly period shall instead be the rate at which Bear, Stearns & Co. Inc. or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of three months at approximately 11:00 a.m. (London time) two business days prior to the first day of such quarterly period, in amounts equal to $1.0 million. Notwithstanding the foregoing, the Applicable Eurodollar Rate will be 6.65% per annum through July 31, 2004.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of XM and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of the XM’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value or that involve net proceeds of less than $1.0 million;

(2) a transfer of assets between or among XM and XM’s Wholly-Owned Restricted Subsidiaries (other than XM Leasing);

(3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to XM or to another Wholly Owned Restricted Subsidiary;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(7) any issuance or sale of Equity Interests of an Unrestricted Subsidiary; and

(8) any Qualified Sale and Leaseback Transaction.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “beneficially owns” and “beneficially owned” shall have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution duly adopted by the Board of Directors or a committee of the Board of Directors in the case of Holdings, certified by the Secretary or an Assistant Secretary of XM to have been duly adopted and to be in full force and effect on the date of such certification.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of XM and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of XM;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person,” other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings or XM, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of XM or Holdings are not Continuing Directors; or

(5) the first day on which XM ceases to be a wholly-owned Subsidiary of Holdings.

Notwithstanding the foregoing, neither the January 2003 Financing Transactions nor a Parent Company Merger shall constitute a Change of Control.

“Collateral” means (1) the Collateral (as defined in the General Security Agreement), and (2) the Collateral (as defined in the FCC License Subsidiary Pledge Agreement).

“Collateral Agent” means the collateral agent under the applicable Intercreditor Agreement.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

(4) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

“Consolidated Operating Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of XM shall be added to Consolidated Net Income to compute Consolidated Operating Cash Flow of XM only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to XM by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of XM who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Core XM Radio Assets” means XM Radio Assets reasonably necessary to operate the XM Radio Business.

“Cumulative Available Cash Flow” means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the beginning of the first fiscal quarter following the date of the indenture and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of XM is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require XM to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that XM may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of XM and XM’s Restricted Subsidiaries in existence on the date of the indenture, including the Indebtedness incurred or to be incurred pursuant to the January 2003 Financing Transactions until such amounts are repaid or, in the case of Indebtedness incurred under a facility that permits repayment and reborrowing, until the commitment(s) for such facility have terminated or are released.

“FCC License Subsidiary” means XM Radio Inc., a wholly owned subsidiary of XM that owns all of XM’s FCC licenses to provide satellite digital radio service in the United States.

“FCC License Subsidiary Pledge Agreement” means the Amended and Restated Security Agreement, dated as of January 28, 2003, between XM and the Collateral Agent, providing for the pledge of the Capital Stock of FCC License Subsidiary as security for the notes and certain other indebtedness.

“FCC License Subsidiary Pledge Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement (FCC License Subsidiary Pledge Agreement), dated as of January 28, 2003, pursuant to which the collateral agent thereunder is appointed on behalf of the various secured creditor parties to serve as collateral agent under the FCC License Subsidiary Pledge Agreement.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“General Security Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement (General Security Agreement), dated as of January 28, 2003, pursuant to which the collateral agent thereunder is appointed on behalf of the various secured creditor parties to serve as collateral agent under the General Security Agreement.

“General Security Agreement” means the Security Agreement, dated as of January 28, 2003, among XM, the Parent Guarantor, the Collateral Agent and the other parties thereto, providing for a grant of a security interest in certain assets of XM as security for the notes and certain other indebtedness.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means the Parent Guarantor and the Subsidiary Guarantors.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values.

“Holder” means a Person in whose name a Note is registered.

“Holdings” means XM Satellite Radio Holdings Inc. and any and all successors thereto.

“Hughes Satellite Agreement” means the Satellite Purchase Agreement between XM and Hughes Space and Communications Inc., dated July 21, 1999, as in effect on the date hereof and as it may be amended from time to time in any respect other than with respect to the terms or scope of the security interest granted by XM thereunder.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” shall include (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), (b) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person and (c) all Attributable Debt of such Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture Guarantees” means the Guarantee of the Parent Guarantor and of the Subsidiary Guarantors pursuant to the terms of the indenture and substantially in the form attached to the indenture, and “Indenture Guarantee” means any of them.

“Initial Notes” means the notes issued under the indenture on the date thereof.

“Intercreditor Agreements” means the General Security Intercreditor Agreement and the FCC License Subsidiary Pledge Intercreditor Agreement.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If XM or any Restricted Subsidiary of XM sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of XM such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of XM, XM shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by XM or any Restricted Subsidiary of XM of a Person that holds an Investment in a third Person shall be deemed to be an Investment by XM or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“January 2003 Financing Transactions” means (1) the issuance to General Motors Corporation or affiliates thereof (collectively, “GM”) of XM’s and Holdings’ Series GM Senior Secured Convertible Note due 2009 (the “GM Note”) in the principal amount of $89,042,387 in lieu of certain guaranteed payments due to GM during the period from 2003 to 2006 under XM’s Distribution Agreement with GM (the “Distribution Agreement”), (2) the amendment of the Distribution Agreement to provide for, among other things, the issuance of the GM Notes and the payment of up to $35,000,000 in subscriber acquisition payments in the form of Class A Common Stock of Holdings (the “Class A Common Stock”), (3) the issuance of XM’s and Holdings’ 10% Senior Secured Convertible Discount Notes due 2009 and common stock to certain investors, (4) XM’s and Holdings’ $100,000,000 Senior Secured Credit Facility with GM to finance certain revenue share payments owed to GM under the Distribution Agreement or other amounts which may be owing from time to time to GM, (5) the issuance of a warrant to GM to purchase 10,000,000 shares of Class A Common Stock at an exercise price of $3.18 per share, (6) the issuance and sale to U.S. Trust Company of 5,555,556 shares of Class A Common Stock and the issuance of a warrant to R. Steven Hicks to purchase 900,000 shares of Class A Common Stock at an exercise price of $3.18 per share in accordance with Section 4(2) of the Securities Act, and (7) the execution, delivery and performance of all agreements, documents and instruments evidencing the transactions described in clauses (1) through (6) above and all arrangements contemplated thereby, in each case as reflected in such agreements, documents and instruments as in effect on the date of the indenture with such amendments that do not (x) have a materially adverse effect on the rights of the trustee or the Holders of the notes under the notes, the Indenture Guarantees, the Security Agreements or the Intercreditor Agreements, taken as a whole or (y) increase the principal amount (or accreted value, as applicable) or shorten the fixed maturity of any Indebtedness (for the avoidance of doubt, any such increase in principal amount will not cause the amounts set forth above to cease to qualify as “January 2003 Financing Transactions”).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Material Subsidiary” means, a Restricted Subsidiary (other than XM Equipment Leasing LLC) that has Guaranteed any Indebtedness or other obligation of XM or any Restricted Subsidiary represented by clauses (1) or (3) of the definition of the “January 2003 Financing Transactions.”

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by XM or any of XM’s Restricted Subsidiaries in respect of any Asset Sale or other transaction (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or other transaction, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale or other transaction and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither XM nor any of XM’s Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of XM or any of XM’s Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the definitive documentation therefor specifies that the lenders thereunder will not have any recourse to the stock or assets of XM or any of XM’s Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent Company Merger” means (a) a merger or consolidation of XM with or into Holdings or a merger or consolidation of Holdings with or into XM or (b) any assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of XM to Holdings or of Holdings to XM.

“Parent Guarantor” means Holdings, in its capacity as a guarantor of the Obligations under the notes pursuant to the indenture.

“Pari Passu Indebtedness” means Indebtedness of XM that is pari passu in right of payment to the notes or, in the case of a Subsidiary Guarantor, that is pari passu in right of payment to its Indenture Guarantee.

“Permitted Business” means any of the lines of business conducted by XM and XM’s Restricted Subsidiaries on the date of the indenture and any business similar, ancillary or related thereto or that constitutes a reasonable extension or expansion thereof, including in connection with XM’s existing and future technology, trademarks and patents.

“Permitted Investments” means:

(1) any Investment in XM or in a Wholly Owned Restricted Subsidiary of XM (other than XM Leasing);

(2) any Investment in Cash Equivalents;

(3) any Investment by XM or any Restricted Subsidiary of XM in a Person, if as a result of such Investment:

(a) such Person becomes a Wholly Owned Restricted Subsidiary of XM; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, XM or a Wholly Owned Restricted Subsidiary of XM;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of XM;

(6) Hedging Obligations;

(7) Investments in existence on the date of the indenture and modifications thereof;

(8) Investments in securities of trade creditors or customers received in compromise of obligations of such Person incurred in the ordinary course of business, including under any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Person;

(9) loans and advances to officers, directors and employees of XM or any of its Restricted Subsidiaries in the ordinary course of business not to exceed $2.0 million at any time outstanding;

(10) Investments indirectly acquired by XM or any of its Restricted Subsidiaries through a direct Investment in another Person made in compliance with the indenture, provided that such Investments existed prior to and were not made in contemplation of such acquisition;

(11) Investments in a joint venture with Sirius Satellite Radio Inc., or an Affiliate or successor thereof, the proceeds of which Investments are used solely to develop interoperable radio technology capable of receiving and processing radio system signals broadcast by both XM and Sirius Satellite Radio Inc., for the licensing of other satellite radio technology from XM and Sirius Satellite Radio Inc. in connection therewith and for activities reasonably ancillary thereto in accordance with the Joint Development Agreement between XM and Sirius Satellite Radio Inc., as in effect on the date of the indenture or as it may be amended in a manner not materially adverse to XM;

(12) from and after any Parent Company Merger, Investments of Holdings in existence on the date of indenture;

(13) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since the date of the indenture that are at the time outstanding not to exceed $10.0 million; and

(14) Investments in XM Leasing when taken together with all amounts permitted by clause (15) of the second paragraph of “Certain Covenants—Incurrence of Indebtedness” not exceeding $5.0 million outstanding at any time.

“Permitted Liens” means:

(1) Liens on any assets of XM or XM’s Restricted Subsidiaries securing Pari Passu Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness” or Permitted Refinancing Indebtedness in respect thereof; provided, that the notes shall be equally and ratably secured by such assets;

(2) Liens in favor of XM;

(3) Liens on property, or on shares of stock or Indebtedness, of a Person existing at the time such Person is merged with or into or consolidated with XM or any Restricted Subsidiary of XM; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with XM or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by XM or any Restricted Subsidiaries of XM, provided that such Liens were not incurred in contemplation of such acquisition;

(5) Liens to secure the performance of bids, tenders, leases, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (6) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness” covering only the assets acquired, constructed or improved with such Indebtedness;

(7) Liens existing on the date of the indenture (including Liens arising thereunder in favor of the trustee) and Liens securing Indebtedness incurred pursuant to the January 2003 Financing Transactions;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) Liens securing the notes;

(10) Liens incidental to the conduct of XM’s or a Restricted Subsidiary’s business or the ownership of its property and assets not securing Indebtedness, and which do not in the aggregate materially detract from the value of the assets or property of XM and XM’s Restricted Subsidiaries taken as a whole, or materially impair the use thereof in the operation of its business;

(11) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(12) judgment Liens not giving rise to an Event of Default;

(13) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of XM or any of XM’s Restricted Subsidiaries;

(14) any interest or title of a lessor under any Capital Lease Obligation;

(15) leases or subleases granted to others that do not materially interfere with the ordinary course of business of XM and XM’s Restricted Subsidiaries;

(16) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(17) Liens in favor of customs and revenue authorities arising as a mater of law to secure payment of customer duties in connection with the importation of goods;

(18) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business that are not delinquent or remain payable without penalty;

(19) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the indenture;

(20) Liens encumbering property or other assets under construction in the ordinary course of business arising from progress or partial payments by a customer of XM or XM’s Restricted Subsidiaries relating to such property or other assets;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by XM or any of XM’s Restricted Subsidiaries in the ordinary course of business;

(22) Liens on XM’s interests in satellites and its terrestrial repeater network, including the Hughes Satellite Agreement and subsequent satellite procurement or launch contracts;

(23) Liens incurred in the ordinary course of business of XM or any Restricted Subsidiary with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(24) Liens on Qualified Receivables securing Indebtedness permitted by clause (12) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness;”

(25) from and after any Parent Company Merger, Liens of Holdings in existence on the date of the indenture;

(26) Liens relating to Satellite Vendor Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness” or Permitted Refinancing Indebtedness in respect thereof;

(27) Liens securing Indebtedness permitted under clause (7) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness”; provided that such Liens are no more extensive than the liens securing the Indebtedness so refunded, refinanced or replaced thereby;

(28) Liens on the assets of XM or any Restricted Subsidiaries (other than XM Leasing) securing indebtedness incurred in any Qualified Sale and Leaseback Transaction; and

(29) Liens on the assets of XM Leasing securing Indebtedness permitted under clause (15) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness.”

“Permitted Refinancing Indebtedness” means any Indebtedness of XM or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of XM or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses, consent fees and premiums incurred in connection therewith);

(2) (A) if such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity shorter than that of the notes or a final maturity date earlier than the final maturity date of the notes, such Permitted Refinancing Indebtedness shall have a Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of the debt so extended, refinanced, renewed, replaced, defeased or refunded and a final Stated Maturity no earlier than the final maturity date of the debt so extended, refinanced, renewed, replaced, defeased or refunded or (B) in all other cases, such Permitted Refinancing Indebtedness shall have a final maturity date later than the final maturity date of, and shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the notes;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by XM or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means American Honda Motor Company, Inc., and General Motors Corporation.

“Qualified Receivables” means the aggregate amount of accounts receivables of XM determined in accordance with GAAP that are not more than 90 days past due.

“Qualified Sale and Leaseback Transaction” means a sale and leaseback transaction (1) involving one or more satellites of XM or any Restricted Subsidiary of XM (other than XM Leasing) and (2) the Net Proceeds of which, together with the aggregate Net Proceeds from all other sale and leaseback transactions involving satellites consummated after the date of the indenture (including any subsequent replacements, amendments or modifications thereof), do not exceed $150,000,000.

“Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Satellite Vendor Indebtedness” means Indebtedness of XM provided by a satellite or satellite launch vendor or Affiliate thereof for the construction, launch and insurance of all or part of one or more replacement satellites or satellite launches for such satellites, where “replacement satellite” means a satellite that is used for continuation of XM’s satellite radio service as a replacement for a satellite that is retired, relocated within the existing service area or reasonably determined by XM to no longer meet the requirements for such service, or (ii) a ground spare intended for future use as the same.

“Security Agreements” means the General Security Agreement and the FCC License Subsidiary Pledge Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subscriber” means a subscriber in good standing to the XM Radio Service that has paid subscription fees for at least one month of such service and whose subscription payments are not delinquent.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, trust or limited liability company (a) the sole general partner or the managing general partner, or the sole manager or trustee of which is such Person or a Subsidiary of such Person or (b) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor” means any Restricted Subsidiary of XM that has executed an Indenture Guarantee and the General Security Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated March 15, 2000 among Holdings, XM and XM Radio Inc., as in effect on the date of the indenture.

“Total Consolidated Indebtedness” means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of XM and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, outstanding as of the date of determination.

“Total Incremental Equity” means, at any date of determination, the sum of, without duplication: (1) the aggregate cash proceeds received by XM since January 29, 2003 from the issuance or sale of Capital Stock of XM (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock of XM other than Disqualified Stock), or of contributions to the equity capital of XM by Holdings or the fair market value of the consideration (if other than cash) from the issuance or sale of Equity Interests (other than Disqualified Stock) of XM or of actual or deemed capital contributions to the common equity capital of XM by Holdings from the issuance of Equity Interests of Holdings in exchange for the retirement of Pari Passu Indebtedness of XM since January 29, 2003, to any Person other than a Restricted Subsidiary; plus (2) an amount equal to the sum of (a) the net reduction in Investments in any Person (other than Permitted Investments) resulting from the payment in cash of dividends, repayments of loans or advances or other transfers of assets, in each case to XM or any Restricted Subsidiary after the date of issuance of the Initial Notes from such Person and (b) the portion (proportionate to XM’s equity interest in such Restricted Subsidiary) of the fair market value of the net assets of any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that in the case of (a) or (b) above, the foregoing sum shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by XM or any Restricted Subsidiary in such Person or Unrestricted Subsidiary and that constitutes a Restricted Payment that has been deducted from Total Incremental Equity pursuant to clause (3) below; minus (3) the aggregate amount of all Restricted Payments declared or made on or after the date of issuance of the Initial Notes (including the aggregate amount paid pursuant to clauses (1), (2), (3), (4), (5), (6) and (8) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Unrestricted Subsidiary” means any Subsidiary of XM (other than the FCC License Subsidiary) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with XM or any Restricted Subsidiary of XM unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to XM or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of XM;

(3) is a Person with respect to which neither XM nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of XM or any of XM’s Restricted Subsidiaries.

Any designation of a Subsidiary of XM as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any

Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of XM as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness,” XM shall be in default of such covenant. XM’s Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of XM of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (or liquidation preference, as applicable), including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount (or liquidation preference) of such Indebtedness (or Disqualified Stock, as applicable).

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

“XM Leasing” means XM Equipment Leasing LLC, a Delaware limited liability company, and any and all of XM’s Subsidiary successors thereto, for so long as XM Leasing is not a Subsidiary Guarantor and is a guarantor of, or provides security for, other Indebtedness of XM and/or its Restricted Subsidiaries represented by clauses (1) or (3) of the definition of the “January 2003 Financing Transactions;” provided, that after XM Leasing ceases to satisfy these criteria all references to XM Leasing shall be deemed deleted and of no further force or effect.

“XM Radio Assets” means all assets, rights, services and properties, whether tangible or intangible, used or intended for use in connection with an XM Radio Business, including satellites, terrestrial repeating stations, FCC licenses, uplink facilities, musical libraries and other recorded programming, furniture, fixtures and equipment and telemetry, tracking, monitoring and control equipment.

“XM Radio Business” means the business of transmitting digital radio programming throughout the United States by satellite and terrestrial repeating stations to be received by subscribers, including any business in which XM was engaged on the date of the indenture, and any business reasonably related thereto.

“XM Radio Service” means digital radio programming transmitted by satellites and terrestrial repeating stations to vehicle, home and portable radios in the United States.

BOOK-ENTRY, DELIVERY AND FORM

Except as described in the next paragraph, the outstanding notes were, and the exchange notes will be, initially issued in the form of one or more notes in registered, global form (“Global Notes”). The Global Notes were deposited on the date of the closing of the note offering with the Trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered, certificated form without interest coupons (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Interests In Global Notes for Certificated Notes.”

Transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

DTC has advised that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised that pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of Global Notes; and

(2) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

You may hold your interests in the Global Notes directly through DTC if you are a participant in DTC, or you may hold your interests in the Global Notes indirectly through organizations which are participants in DTC. Transfers between holders whose interests in the Global Notes are directly or indirectly held by DTC will be effected in accordance with DTC’s rules and will be settled in same-day funds.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes see, “—Exchange of Book-Entry Notes for Certificated Notes” and “Exchange of Interests in Global Notes for Certificated Notes.”

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal and premium and Liquidated Damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, Inc. and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Inc., the Trustee nor any agent of Inc. or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised that its current practices, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Notes as shown on the records of DTC. Payments by Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Inc. Neither Inc. nor the Trustee will be liable for any delay by DTC or its Participants in identifying the beneficial owners of the notes, and Inc. and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of XM, the initial purchasers or the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of its obligations under the rules and procedures governing its operations.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form if:

(1) DTC (A) notifies that it is unwilling or unable to continue as depository for the Global Note and Inc. thereupon fails to appoint a successor depository or (B) has ceased to be a clearing agency registered under the Exchange Act; or

(2) Inc., at its option, notifies the Trustee in writing that it elects to cause issuance of the notes in certificated form.

In addition, beneficial interests in a Global Note may be exchanged for certificated notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the restrictive legend referred to in “Notice to Investors” unless XM determines otherwise in compliance with applicable law.

Certificated Notes

Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for notes in the form of certificated notes. Upon any such issuance, the Trustee is required to register such certificated notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated notes would be subject to the legend requirements described herein under “Notice to Investors.” In addition, if (i) Inc. notifies the Trustee in writing that DTC is no longer willing or able to act as a depository and Inc. is unable to locate a qualified successor within 90 days or (ii) Inc., at its option, notifies the Trustee in writing that Inc. elects to cause the issuance of notes in the form of certificated notes under the indenture, then, upon surrender by the Global Note Holder of its Global Note, notes in such form will be issued to each person that the Global Note Holder and DTC identify as being the beneficial owner of the related notes.

Neither Inc. nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of notes and Inc. and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Same Day Settlement and Payment

The indenture will require that payments in respect of the notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to certificated notes, Inc. will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. Inc. expects that secondary trading in the certificated notes will also be settled in immediately available funds.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material United States federal income tax consequences of participating in the exchange offer and of ownership and disposition of exchange notes. The following discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986 (the “Code”), United States Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. The discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, S corporations or partnerships, expatriates, tax-exempt organizations, persons holding the notes as part of a straddle, hedge or conversion transaction, and persons with a functional currency other than the U.S. dollar. In addition, this discussion is limited to persons who purchased original notes for cash at their initial offering price pursuant to the initial offering of the notes. Moreover, the effect of any applicable state, local or foreign tax laws or of United States federal tax law other than income taxation is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

As used herein, “United States Holder” means a beneficial owner of notes who or that is:

(1) a citizen or resident of the United States,

(2) a corporation (or other entity treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States or a political subdivision thereof,

(3) an estate, the income of which is subject to United States federal income taxation regardless of its source, or

(4) a trust if (i) (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

As used herein, a “non-United States Holder” means a beneficial owner of notes, other than a partnership (or other entity treated as a partnership for United States federal income tax purposes), who or that is not a United States Holder.

If a partnership (including for this purpose any entity treated as a partnership for United States tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership, and partners in such partnership, are urged to consult their tax advisors about the United States federal income tax consequences of participating in the exchange offer and of owning and disposing of the exchange notes.

We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange offer or of ownership or disposition of the exchange notes or that any such position would not be sustained.

Persons considering a tender of an outstanding note for an exchange note pursuant to the exchange offer are urged to consult their tax advisors with regard to the application of the tax consequences discussed below to their particular situations, as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

Exchange of Outstanding Notes for Exchange Notes

The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Rather, the exchange notes will be treated as a continuation of the outstanding notes for federal income tax purposes, and are referred to together as “notes” in this summary of federal income tax consequences. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note, and the initial basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

United States Holders

Interest

Interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that it is paid or accrued, in accordance with the United States Holder’s method of accounting for United States federal income tax purposes.

Sale or Retirement of a Note

A United States Holder of a note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such note in an amount equal to the difference between:

(1) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest, which will be subject to tax as ordinary income to the extent not previously included in income); and

(2) the United States Holder’s adjusted tax basis in such note. A United States Holder’s adjusted tax basis in a note will, in general, be the price paid for the note by the United States Holder.

Any gain or loss recognized will generally be capital gain or loss, and such capital gain or loss will generally be long-term capital gain or loss if the note has been held by the United States Holder for more than one year. Long-term capital gain for non-corporate taxpayers is subject to reduced rates of United States federal income taxation. The deductibility of capital losses is subject to certain limitations.

Non-United States Holders

Interest

Interest paid to a non-United States Holder of the notes will not be subject to United States federal withholding tax under the “portfolio interest exception,” provided that:

(1) the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock,

(2) the non-United States Holder is not

(A) a controlled foreign corporation that is related to us through stock ownership or

(B) a bank that received the note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

(3) the beneficial owner of the note provides a certification, signed under penalties of perjury, that it is not a United States person. Such certification is generally made on an IRS Form W-8BEN or a suitable substitute form.

Interest paid to a non-United States Holder that does not qualify for the portfolio interest exception and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at a rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

A non-United States Holder will generally be subject to tax in the same manner as a United States Holder with respect to interest if such amounts are effectively connected with the conduct of a trade or business by the non-United States Holder in the United States and, if an applicable tax treaty provides, such gain is attributable to a United States permanent establishment maintained by the non-United States Holder. Such effectively connected income received by a non-United States Holder which is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.

To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the non-United States Holder must provide a properly executed IRS Form W-8BEN or IRS Form W-8ECI (or a suitable substitute form), as applicable. Such certificate must contain, among other information, the name and address of the non-United States Holder.

Non-United States Holders should consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

Sale of Notes

A non-United States Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of a note unless:

1) the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met, or

2) the gain is effectively connected with the conduct of a trade or business of the non-United States Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by such holder.

A non-United States Holder will generally be subject to tax in the same manner as a United States Holder with respect to gain realized on the sale or exchange of a note if such gain is effectively connected with the conduct of a trade or business by the non-United States Holder in the United States and, if an applicable tax treaty provides, such gain is attributable to a United States permanent establishment maintained by the non- United States Holder. In certain circumstances, a non-United States Holder which is a corporation will be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate on such income.

Information Reporting and Backup Withholding

Certain non-corporate United States Holders may be subject to information reporting requirements on payments of principal and interest on a note and payments of the proceeds of the sale of a note, and backup withholding tax (currently imposed at a rate of 28%) may apply to such payments if the United States Holder:

(1) fails to furnish an accurate taxpayer identification number (“TIN”) to the payor in the manner required,

(2) is notified by the IRS that it has failed to properly report payments of interest or dividends, or

(3) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding.

A non-United States Holder is generally not subject to backup withholding if it certifies as to its status as a non-United States Holder under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that the non-United States Holder is a United

States person or that the conditions of any other exemptions are not, in fact, satisfied. However, information reporting requirements will apply to payments of interest to non-United States Holders. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-United States Holder resides.

The payment of the proceeds from the disposition of notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the non-United States Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of a note to or through a non-United States office of a non-United States broker that is not a “United States related person,” generally will not be subject to information reporting or backup withholding. For this purpose, a “United States related person” is:

(1) a controlled foreign corporation for United States federal income tax purposes,

(2) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business, or

(3) a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which 50% or more of its income or capital interests are held by United States persons.

In the case of the payment of proceeds from the disposition of notes to or through a non-United States office of a broker that is either a United States person or a United States related person, the payment may be subject to information reporting unless the broker has documentary evidence in its files that the owner is a non-United States Holder and the broker has no knowledge or reason to know to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a United States person or a United States related person (absent actual knowledge that the payee is a United States person).

Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against such holder’s United States federal income tax liability, provided that the requisite procedures are followed.

Holders of notes are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the outstanding notes against various liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the notes offered by this prospectus will be passed upon for XM and Inc. by Hogan & Hartson L.L.P. Washington, D.C.

EXPERTS

The consolidated financial statements of XM Satellite Radio Holdings Inc. (“Holdings”) and XM Satellite Radio Inc. (“Inc.”) as of December 31, 2003 and 2002, and in each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit reports contain explanatory paragraphs related to Holdings’ and Inc.’s adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have previously filed with the SEC, and any future filings made with the SEC prior to the termination of this exchange offer under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

•	XM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on March 15, 2004 and Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on March 30, 2004;

•	XM’s Definitive Proxy Statement on Form 14A, filed with the SEC on April 21, 2004; and

•	XM’s Current Reports on Form 8-K, filed with the SEC on:

•	January 14, 2004

•	January 23, 2004;

•	March 31, 2004;

•	April 21, 2004; and

•	April 23, 2004.

You may obtain copies of documents incorporated by reference in this document, without charge, by writing us at the following address or calling us at the telephone number listed below:

XM Satellite Radio

1500 Eckington Place, N.E.

Washington, DC 20002

Attention: General Counsel

(202) 380-4000

Our reports and amendments filed with the SEC can be accessed, free of charge, through our website at http://www.xmradio.com/investor/investor_financial_and_company.html on the same day that they are electronically filed with the SEC.

You may read and copy materials that we have filed with the SEC, including the registration statement, at the following location:

Public Reference Room

450 Fifth Street, N.W.

Washington, DC 20549

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of Delaware General Corporation Law permits indemnification of officers and directors of our company under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation law.

Article Ninth of our Restated Certificate of Incorporation and Article VI, Section 1 of our Bylaws provide that we shall indemnify our directors and officers and any such directors and officers serving at our request as a director, officer, employee or agent of another entity to the fullest extent not prohibited by the Delaware General Corporation Law. The Bylaws also provide that we may, but shall not be obligated to, maintain insurance, at our expense, for the benefit of our company and of any person to be indemnified. In addition, we have entered or will enter into indemnification agreements with our directors and officers that provide for indemnification in addition to the indemnification provided in our Bylaws. The indemnification agreements contain provisions that may require our company, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of our company or other entities to which they provide service at the request of our company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. We have obtained an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article Eighth of our Restated Certificate of Incorporation provides that a director shall not be personally liable for monetary damages or breach of fiduciary duty as a director, except for liability

•	for any breach of the director’s duty of loyalty to our company or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived any improper personal benefit.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of XM (incorporated by reference to XM’s Registration Statement on Form S-1, File No. 333-83619).

3.2	Restated Bylaws of XM (incorporated by reference to XM’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the SEC on November 12, 2003).

Exhibit No.	Description

3.3	Restated Certificate of Incorporation of Inc. (incorporated by reference to Inc.’s Registration Statement on Form S-4, File No. 333-39178).

3.4	Amended and Restated Bylaws of Inc. (incorporated by reference to Inc.’s Registration Statement on Form S-4, File No. 333-39178).

3.5	Certificate of Amendment of Restated Certificate of Incorporation of XM (incorporated by reference to Amendment No. 1 to XM’s Registration Statement on Form S-3, File No. 333-89132).

3.6	Certificate of Amendment of Restated Certificate of Incorporation of XM (incorporated by reference to XM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003).

4.1	Indenture, dated as of April 20, 2004, among XM Satellite Radio Inc., XM Satellite Radio Holdings Inc. and The Bank of New York, as trustee (incorporated by reference to XM’s Current Report on Form 8-K filed with the SEC on April 23, 2004).

4.2	Registration Rights Agreement, dated as of April 20, 2004, among XM Satellite Radio Inc., XM Satellite Radio Holdings Inc., and Bear, Stearns & Co. Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC (incorporated by reference to XM’s Current Report on Form 8-K filed with the SEC on April 23, 2004).

4.3	Form of Senior Secured Floating Rate Note due 2009 (incorporated by reference to Exhibit A to Exhibit 4.1 hereof).

4.4	Security Agreement, dated as of January 28, 2003, among Inc., XM, XM Equipment Leasing LLC and The Bank of New York, as trustee (incorporated by reference to XM’s Current Report on Form 8-K filed with the SEC on January 29, 2003).

4.5	Amended and Restated Security Agreement, dated as of January 28, 2003, between Inc. and The Bank of New York (incorporated by reference to XM’s Current Report on Form 8-K filed with the SEC on January 29, 2003).

4.6	Intercreditor and Collateral Agency Agreement (General Security Agreement), dated as of January 28, 2003, by and among the Noteholders named therein, The Bank of New York, as trustee, General Motors Corporation, OnStar Corporation and The Bank of New York, as collateral agent (incorporated by reference to XM’s Current Report on Form 8-K filed with the SEC on January 29, 2003).

4.7	Intercreditor and Collateral Agency Agreement (FCC License Subsidiary Pledge Agreement), dated as of January 28, 2003, by and among the Noteholders named therein, The Bank of New York, as trustee, General Motors Corporation, OnStar Corporation and The Bank of New York, as collateral agent (incorporated by reference to XM’s Current Report on Form 8-K filed with the SEC on January 29, 2003).

5.1	Opinion of Hogan & Hartson L.L.P. concerning the legality of the exchange notes.

8.1	Opinion of Hogan & Hartson L.L.P. concerning certain tax matters.

12.1	XM’s Statement regarding Computation of Ratios.

12.2	Inc.’s Statement regarding Computation of Ratios.

23.1	Consent of KPMG LLP, independent auditors.

Exhibit No.	Description

23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

23.3	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1).

25.1	Statement of eligibility of Trustee.

99.1	Letter of Transmittal.

Item 22.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(e) The undersigned Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on May 7, 2004.

XM SATELLITE RADIO HOLDINGS INC.

By:	/s/ Hugh Panero

Hugh Panero
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Hugh Panero, Joseph J. Euteneuer and Joseph M. Titlebaum his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in respect of an offering contemplated by this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Hugh Panero Hugh Panero	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2004

/s/ Gary M. Parsons Gary M. Parsons	Chairman of the Board of Directors	May 7, 2004

/s/ Joseph J. Euteneuer Joseph J. Euteneuer	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	May 7, 2004

Nathaniel A. Davis	Director	May 7, 2004

/s/ Thomas J. Donohue Thomas J. Donohue	Director	May 7, 2004

Signature	Title	Date

/s/ Thomas G. Elliott Thomas G. Elliott	Director	May 7, 2004

/s/ R. Steven Hicks R. Steven Hicks	Director	May 7, 2004

/s/ Chester A. Huber, Jr. Chester A. Huber, Jr.	Director	May 7, 2004

Randall T. Mays	Director	May 7, 2004

/s/ James N. Perry, Jr. James N. Perry, Jr.	Director	May 7, 2004

Pierce J. Roberts, Jr.	Director	May 7, 2004

/s/ Jack Shaw Jack Shaw	Director	May 7, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on May 7, 2004.

XM SATELLITE RADIO INC.

By:	/s/ Hugh Panero

Hugh Panero President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Hugh Panero, Joseph J. Euteneuer and Joseph M. Titlebaum his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in respect of an offering contemplated by this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Hugh Panero Hugh Panero	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2004

/s/ Gary M. Parsons Gary M. Parsons	Chairman of the Board of Directors	May 7, 2004

/s/ Joseph J. Euteneuer Joseph J. Euteneuer	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	May 7, 2004

Nathaniel A. Davis	Director	May 7, 2004

/s/ Thomas J. Donohue Thomas J. Donohue	Director	May 7, 2004

Signature	Title	Date

/s/ Thomas G. Elliott Thomas G. Elliott	Director	May 7, 2004

/s/ R. Steven Hicks R. Steven Hicks	Director	May 7, 2004

/s/ Chester A. Huber, Jr. Chester A. Huber, Jr.	Director	May 7, 2004

Randall T. Mays	Director	May 7, 2004

/s/ James N. Perry, Jr. James N. Perry, Jr.	Director	May 7, 2004

Pierce J. Roberts, Jr.	Director	May 7, 2004

/s/ Jack Shaw Jack Shaw	Director	May 7, 2004